UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Brink’s Company

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The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100

Michael T. Dan

Chairman,

President and Chief Executive Officer

March 18, 2011

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Brink’s Company to be held at The Waldorf Astoria, 301 Park Avenue, New York, New York, on Friday, May 6, 2011, at 10:00 a.m., local time.

You will be asked to: (i) approve amendments to the Amended and Restated Articles of Incorporation relating to the size of the Board of Directors; (ii) elect two directors for a term of three years; (iii) approve the amended and restated Key Employees Incentive Plan; (iv) hold an advisory vote on executive compensation; (v) hold an advisory vote on the frequency of executive compensation votes; and (vi) approve an independent registered public accounting firm for the fiscal year ending December 31, 2011.

It is important that you vote, and we urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

Please note that brokers may not vote your shares on the election of directors and most of these other matters in the absence of your specific instructions as to how to vote. Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States.

We appreciate your prompt response and cooperation.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2011

Notice Is Hereby Given that the annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 6, 2011, at 10:00 a.m., local time, at The Waldorf Astoria, 301 Park Avenue, New York, New York, for the following purposes:

1. To approve amendments to the Amended and Restated Articles of Incorporation relating to the size of the Board of Directors.

2. To elect as directors the two nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2014.

3. To approve the amended and restated Key Employees Incentive Plan.

4. To hold an advisory vote on executive compensation.

5. To hold an advisory vote on the frequency of the advisory vote on executive compensation.

6. To approve the selection of KPMG LLP as an independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2011.

7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 4, 2011 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting.

Please note that brokers may not vote your shares on the election of directors, the amended and restated Key Employees Incentive Plan, or the advisory votes on executive compensation and the frequency of executive compensation votes in the absence of your specific instructions as to how to vote. Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. We appreciate your prompt response.

Michael J. McCullough

Secretary

March 18, 2011

The Annual Report to Shareholders, including financial statements, is being mailed to shareholders of record as of the close of business on March 4, 2011, together with these proxy materials, commencing on or about March 23, 2011.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 6, 2011.

•	The proxy statement and annual report to shareholders are available at http://www.brinks.com/ar/Brinks10.pdf and http://www.brinks.com/py/proxy11.pdf.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

THE BRINK’S COMPANY

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of The Brink’s Company (the “Company”) of proxies from holders of the Company’s common stock (hereinafter “Brink’s Common Stock”), to be voted at the annual meeting of shareholders to be held on May 6, 2011, at 10:00 a.m., local time, at The Waldorf Astoria, 301 Park Avenue, New York, New York (and at any adjournment or postponement thereof), for the purposes set forth in the accompanying notice of such meeting.

The close of business on March 4, 2011 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof. On March 4, 2011, the Company had outstanding 46,593,714 shares of Brink’s Common Stock, the holders thereof being entitled to one vote per share on all matters that the Board knows will be presented for consideration at the annual meeting.

This proxy statement and the accompanying form of proxy and Annual Report to Shareholders are being mailed to shareholders of record as of the close of business on March 4, 2011, commencing on or about March 23, 2011. The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100.

The amendments to the Amended and Restated Articles of Incorporation, the election of directors, the approval of the amended and restated Key Employees Incentive Plan, the advisory vote on executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation and the selection of an independent registered public accounting firm are the only matters that the Board knows will be presented for consideration at the annual meeting. The shares of Brink’s Common Stock represented by proxies solicited by the Board will be voted in accordance with the recommendations of the Board on these matters unless otherwise specified in the proxy, and where the person solicited specifies a choice with respect to any matter to be acted upon, the shares of Brink’s Common Stock will be voted in accordance with the specification so made. As to any other business that may properly come before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

The Company’s bylaws provide that the chairman of the annual meeting will determine the order of business and the voting and other procedures to be observed at the annual meeting. The chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted.

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute a revocation.

Votes cast by shareholders will be treated as confidential in accordance with a policy approved by the Board. Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

CORPORATE GOVERNANCE

Board of Directors

The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company, exercising its good faith business judgment of the best interests of the Company. Members of the Board are kept informed of the Company’s business by various reports sent to them regularly, as well as by operating and financial reports made at Board and committee meetings by the President and Chief Executive Officer and other officers and members of management. During 2010, the Board met seven times.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, the Company operates with one individual, Mr. Dan, serving as Chairman of the Board, President and Chief Executive Officer. Mr. Dan was elected by the Board as President and Chief Executive Officer in February 1998 and as Chairman of the Board as of January 1, 1999. Prior to his election as President and Chief Executive Officer of the Company, Mr. Dan served as President and Chief Executive Officer of Brink’s, Incorporated beginning in 1993. The Board believes that because Mr. Dan has unique and extensive experience and understanding of the Company’s business, as well as thirteen years of experience serving on the Company’s Board, he is well situated to lead and execute strategy and business plans to maximize shareholder value by having a combined role of Chairman of the Board, President and Chief Executive Officer.

In order to ensure that independent directors continue to play a leading role in the Company’s governance, the Board established in 2006 the position of a Lead Director in the Company’s Corporate Governance Policies. Mr. Martin currently serves as the Company’s Lead Director. The Lead Director is elected by the independent directors and ensures that (i) the Board operates independently of management and (ii) directors and shareholders have an independent leadership contact. The Lead Director, who must satisfy the Company’s independence standards, has the following specific roles and responsibilities:

—	preside over meetings of the non-management and independent Board members and, as appropriate, provide prompt feedback to the Chief Executive Officer and Chairman;

—	together with the Chief Executive Officer and Chairman, and with input from the non-management and independent Board members, prepare the Board’s agenda;

—	serve as a point of contact between non-management and independent Board members and the Chief Executive Officer and Chairman to report or raise matters;

—	call executive sessions of the Board or of the non-management and independent Board members;

—	serve as a “sounding board” and mentor to the Chief Executive Officer and Chairman;

—	take the lead in assuring that the Board carries out its responsibilities in circumstances where the Chief Executive Officer and Chairman is incapacitated or otherwise unable to act; and

—	consult with the Chairman of the Compensation and Benefits Committee to provide performance feedback and compensation information to the Chief Executive Officer and Chairman.

The Board also has five standing committees: the Audit and Ethics Committee (the “Audit Committee”), the Compensation and Benefits Committee (the “Compensation Committee”), the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”), the Finance and Strategy Committee (the “Finance Committee”) and the Executive Committee. Each committee has a separate chairperson and each of the Audit, Compensation, Corporate Governance and Finance Committees are comprised solely of independent directors.

As part of the Board’s annual assessment process, the Board evaluates the Company’s board and committee structure to ensure that it remains appropriate for the Company. The Board recognizes that there may be circumstances in the future that would lead it to separate the roles of Chief Executive Officer and Chairman of the Board, but believes that the absence of a policy requiring either the separation or combination of the roles of Chairman and Chief Executive Officer provides the Board with the flexibility to determine the best leadership structure for the Company.

Board of Directors’ Role in Risk Oversight

The Board is responsible for the Company’s risk oversight. Management is responsible for the Company’s risk management, including providing oversight and monitoring to ensure Company policies are carried out and processes are executed in accordance with the Company’s performance goals and risk tolerances. In carrying out its risk oversight function, the Board has four standing committees: Audit, Compensation, Corporate Governance and Finance, that are each responsible for risk oversight within such committee’s area of responsibility and regularly report to the Board.

The Audit Committee charter provides that the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, including (i) proposed Risk Factor and other public disclosures, and (ii) mitigation strategies and the Company’s internal controls over financial reporting. The Audit Committee also engages in regular periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate.

Each of the other committees of the Board considers risks within its areas of responsibility as follows. The Compensation Committee considers any risks that may result from the Company’s executive compensation programs and has oversight responsibility over the Company’s review of all Company compensation policies and procedures to determine whether they present a significant risk. The Corporate Governance Committee considers risks relating to governance and management succession planning. The Finance Committee monitors the Company’s strategic direction, and it also has oversight of the Company’s credit facilities, rating agency interactions, and pension and savings plans. Each of the committees regularly reports to the Board.

The Company believes the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board as led by the Chairman of the Board, President and Chief Executive Officer and the Lead Director.

Executive Sessions of the Board of Directors

The non-management members of the Board meet regularly without management present. Mr. Martin, as Lead Director, presides over each meeting of the non-management and independent Board members.

Director Attendance at Meetings

During 2010, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. Seven of the nine directors then in office attended the 2010 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Corporate Governance Policies:

1.	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.

A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.	A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board has affirmatively determined that Mrs. Alewine and Messrs. Boynton, Breslawsky, Herling, Martin, Schievelbein, Strang and Turner are independent under the listing standards of the New York Stock Exchange and the categorical standards described above.

Audit and Ethics Committee

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Audit Committee oversees the integrity of regular financial reports and other financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, selects an independent registered public accounting firm subject to approval by shareholders at their annual meeting, confers with the Company’s independent registered public accounting firm to review the plan and scope of their proposed audit as well as their findings and recommendations upon the completion of the audit, and meets with the independent registered public accounting firm and with appropriate Company financial personnel and internal auditors regarding the Company’s internal controls, practices and procedures. The Audit Committee also oversees the Company’s legal and business ethics compliance programs. The Audit Committee currently consists of Mr. Herling, as Chairman, and Messrs. Boynton, Martin and Schievelbein. The Board has examined the composition of the Audit Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Audit Committee charter. The Board has identified Messrs. Martin and Schievelbein as “audit committee financial experts” as that term is defined in the rules promulgated by the SEC. The Board has also determined that each of the members of the Audit Committee is financially literate as such term is interpreted by the Board in its business judgment. None of the Company’s Audit Committee members simultaneously serve on more than two other public company audit committees. The Audit Committee met nine times during 2010.

Procedures for Pre-Approval of Audit and Non-Audit Services.  The Audit Committee has adopted written procedures for pre-approving certain specific audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the Company’s Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

Procedures for Review and Approval of Related Person Transactions.  The Company has adopted a policy in the Audit Committee’s charter regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be recommended to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K. The Audit Committee reviews each related person transaction on a case-by-case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the Company’s preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer of the Company) or a beneficial owner of more than five percent of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

Compensation and Benefits Committee

The Compensation Committee operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation and the terms and conditions of employment for the Chief Executive Officer, the other named executive officers and other senior executives. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis—Process for Setting Executive Compensation.” The Compensation Committee currently consists of Mr. Turner, as Chairman, and Messrs. Herling, Schievelbein and Strang. The Board has examined the composition of the Compensation Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Compensation Committee charter. The members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Compensation Committee met five times during 2010.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and two nationally-recognized executive compensation consultants. For 2010, Frederic W. Cook & Co., Inc. (the “Cook firm”) advised the Compensation Committee. Towers Watson also served as executive compensation consultant to the Company and the Compensation Committee during 2010. For more information with respect to the Compensation Committee’s compensation consultants, see “Compensation Discussion and Analysis” beginning on page 14.

Corporate Governance and Nominating Committee

The Corporate Governance Committee operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Corporate Governance Committee oversees the governance of the Company and recommends to the Board nominees for election as directors and officers of the Company, as well as reviewing the performance of incumbent directors in determining whether to recommend them to the Board for renomination. The Corporate Governance Committee currently consists of Mr. Breslawsky, as Chairman, Mrs. Alewine and Messrs. Strang and Turner. The Board has examined the composition of the Corporate Governance Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Corporate Governance Committee charter. The Corporate Governance Committee met four times during 2010.

Director Compensation

It is the responsibility of the Corporate Governance Committee to recommend to the Board any changes in Board compensation. For a discussion of the process for determining Board compensation and elements of the compensation of the Board, see “Director Compensation” beginning on page 56.

Finance and Strategy Committee

The Finance Committee monitors the Company’s strategic direction, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, and is responsible for oversight of the Company’s Pension-Retirement Plan and 401(k) Plan and any similar plans that may be maintained from time to time by the Company. The Finance Committee also has general oversight responsibility for pension plans maintained by foreign and other subsidiaries of the Company. The Finance Committee has authority to adopt amendments to the Company’s Pension-Retirement Plan, Pension Equalization Plan and 401(k) Plan. In carrying out these responsibilities, the Finance Committee coordinates with the appropriate financial, legal and administrative personnel of the Company, including the Company’s Oversight Committee (a committee of senior management with shared responsibility over certain of the Company’s retirement plans), as well as outside experts retained in connection with the administration of those plans. The Finance Committee currently consists of Mrs. Alewine, as Chairwoman, and Messrs. Boynton, Breslawsky and Martin, none of whom is an officer or employee of the Company or any of its subsidiaries. The Finance Committee met eight times during 2010.

Executive Committee

The Executive Committee of the Board may exercise substantially all the authority of the Board during the intervals between the meetings of the Board. The Executive Committee currently consists of Mr. Dan, as Chairman, and all other directors, except that a quorum of the Executive Committee consists of one-third of the number of members of the Executive Committee, three of whom must not be employees of the Company or any of its subsidiaries. The Executive Committee did not meet during 2010.

Director Nominating Process

The Corporate Governance Policies and the Corporate Governance Committee charter contain information concerning the responsibilities of the Corporate Governance Committee with respect to identifying and evaluating director candidates. Both the Corporate Governance Policies and the Corporate Governance Committee charter are available as described under “Other Information—Availability of Documents.”

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board, if such shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals.”

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, while there is not specific weight given to any one factor, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held and leadership capabilities, along with any other skills or experience that would be of assistance to management in operating the Company’s business. The Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

It also is important to the Corporate Governance Committee that the Board works together in a cooperative fashion. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee also considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. Additionally, the Corporate Governance Committee will continue to populate the Board with a sufficient number of independent directors to satisfy the New York Stock Exchange listing standards and SEC requirements. The Corporate Governance Committee will also ensure that the Board, and consequently the Audit Committee, will have at least three independent members that satisfy the New York Stock Exchange financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

The Corporate Governance Committee employs several methods for identifying and evaluating director nominees. The Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or otherwise and, in the event that vacancies are anticipated, the Committee considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

After completing potential director nominees’ evaluations, the Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance Committee. There is no difference in the manner by which the Corporate Governance Committee evaluates prospective nominees for director based upon the source from which the individual was first identified.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 15, 2010, the date that is 120 days before the anniversary date of the prior year’s proxy statement.

Communications with Non-Management Members of the Board of Directors

The Company’s Corporate Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail attention “Lead Director” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Lead Director at, or prior to, the next executive session held at a regular Board meeting.

PROPOSALS OF THE BOARD

Holders of Brink’s Common Stock will have one vote per share. Absent voting instructions from a shareholder, a broker may or may not vote shares held by a broker in “street name” (“Brokers’ Shares”) in its discretion depending on the proposals before the meeting. Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters.” Under the rules of the New York Stock Exchange, however, a broker may not be able to vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

In order for the meeting to be conducted, a majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and voted Brokers’ Shares are included in determining the number of votes present. Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present.

The following proposals are expected to be presented to the annual meeting.

Proposal No. 1—Approval of the Amendments to the Amended and Restated Articles of Incorporation Relating to the Size of the Board of Directors. In order for the proposal to pass, it must be approved by the affirmative vote of the holders of four-fifths (80%) of the outstanding shares of Brink’s Common Stock entitled to vote at the annual meeting. A broker may vote Brokers’ Shares with respect to this proposal in the absence of specific instructions as to how to vote with respect to this proposal, because under the rules of the New York Stock Exchange, this proposal is considered a “routine” matter. If a shareholder abstains from voting or directs the shareholder’s proxy to abstain from voting, the shares are considered present at the annual meeting for purposes of Proposal No. 1, but, because they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. Although the Company does not expect any Brokers’ Shares to not be voted on the proposal, Brokers’ Shares that are not voted on the proposal also would have the same effect as votes against the proposal. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION RELATING TO THE SIZE OF THE BOARD OF DIRECTORS.

Proposal No. 2—Election of Directors. In order to be elected, each nominee for director must receive a plurality of the votes cast by those present in person or represented by proxy at the meeting and entitled to vote thereon. A broker may not vote Brokers’ Shares with respect to the election of the nominees for director in the absence of specific instructions as to how to vote with respect to the election of such nominees, because under the rules of the New York Stock Exchange, the election of directors is not considered a “routine” matter. Abstentions, withheld shares and Brokers’ Shares that are not voted on Proposal No. 2 will not be included in determining the number of votes cast and will not affect the outcome of the vote.

The Company has adopted a director resignation policy in its Corporate Governance Policies that provides that any nominee for director in an uncontested election who receives a greater number of shareholder votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation. All of these procedures will be completed within 90 days of certification of the shareholder vote. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE TWO NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION AS DIRECTORS.

Proposal No. 3—Approval of the Amended and Restated Key Employees Incentive Plan. In order for the proposal to pass, it must receive the affirmative vote of the holders of a majority of the shares cast with respect to such proposal, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of Brink’s Common Stock. A broker may not vote Brokers’ Shares with respect to the approval of the amended and restated Key Employees Incentive Plan in the absence of specific instructions as to how to vote with respect to this proposal, because under the rules of the New York Stock Exchange, this proposal is not considered a “routine” matter. Abstentions and Brokers’ Shares that are not voted on Proposal No. 3 will have no effect on the proposal, provided that the total vote cast represents over 50% of the outstanding shares of Brink’s Common Stock. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED KEY EMPLOYEES INCENTIVE PLAN.

Proposal No. 4—Advisory Vote on Executive Compensation. This vote is advisory and it will not be binding upon the Company, the Board or the Compensation Committee. The approval of this proposal requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal. A broker may not vote Brokers’ Shares with respect to the non-binding advisory proposal regarding the compensation of the named executive officers in the absence of specific instructions as to how to vote with respect to this proposal, because under the rules of the New York Stock Exchange, this proposal is not considered a “routine” matter. Abstentions and Brokers’ Shares that are not voted on Proposal No. 4 will have no effect on the proposal. The Board and the Compensation Committee value the opinions of shareholders. To the extent that there is any significant vote against executive compensation, the Board and the Compensation Committee will consider shareholder concerns and evaluate whether any actions are necessary to address those concerns. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION.

Proposal No. 5—Advisory Vote on the Frequency of Executive Compensation Votes. This vote is advisory and it will not be binding upon the Company or the Board. Shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. The non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote regarding the approval the compensation of the named executive officers will require you to choose between a frequency of every one, two or three years or abstain from voting. A broker may not vote Brokers’ Shares with respect to this proposal in the absence of specific instructions as to how to vote with respect to this proposal, because under the rules of the New York Stock Exchange, this proposal is not considered a “routine” matter. Abstentions and Brokers’ Shares that are not voted on Proposal No. 5 will have no effect on the proposal. The Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Proposal No. 6—Approval of the Selection of an Independent Registered Public Accounting Firm. In order for the proposal to pass, it must receive more votes cast in favor of such proposal by holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon than votes cast in opposition to such proposal by such holders. A broker may vote Brokers’ Shares with respect to this proposal in the absence of specific instructions as to how to vote with respect to this proposal, because under the rules of the New York Stock Exchange, this proposal is considered a “routine” matter. Abstentions and Brokers’ Shares that are not voted on Proposal No. 6 will have no effect on the proposal. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 1—APPROVAL OF THE AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION RELATING TO THE SIZE OF THE BOARD OF DIRECTORS

Article V, Section 1 of the Company’s Amended and Restated Articles of Incorporation provides that the “Board of Directors shall consist of such number of individuals, not less than nine or more than fifteen, as shall be specified in or fixed in accordance with the bylaws of the Corporation.” Additionally, the proviso to the second sentence of Article V, Section 2 of the Company’s Amended and Restated Articles of Incorporation states “that at least three directors shall be elected in each year.” Currently, there are nine directors serving on the Board. If the two Board nominees named in this proxy statement are elected to the Board at the annual meeting, the Board will have eight members. The Board has determined that it is in the Company’s best interest for the Amended and Restated Articles of Incorporation to be amended to modify the first sentence of Article V, Section 1 to decrease the permissible size of the Board of Directors to not less than eight or more than thirteen, and to modify the second sentence of Article V, Section 2, to delete the proviso requiring at least three directors to be elected in each year (the “Director Amendments”). Therefore, the Board approved the Director Amendments and recommends that the shareholders approve the Director Amendments by (1) amending the first sentence of Article V, Section 1 of the Company’s Amended and Restated Articles of Incorporation to read as follows:

“The Board of Directors shall consist of such number of individuals, not less than eight or more than thirteen, as shall be specified in or fixed in accordance with the bylaws of the Corporation.”

and (2) amending the second sentence of Article V, Section 2 of the Company’s Amended and Restated Articles of Incorporation to delete the following language: “; provided, however, that at least three directors shall be elected in each year”.

The number of directors serving on the Board has recently remained at the lower end of the permissible range. The Board believes that providing for fewer directors is appropriate given the current size of the Company, following the sale of the Company’s BAX Global business and the spin-off of Brink’s Home Security. If the shareholders approve the Director Amendments, the Board will continue to have the authority to set the exact number of directors, but the range will be decreased from the current range of nine to fifteen to a range of eight to thirteen.

If the shareholders approve the Director Amendments, then promptly following such approval, the Company’s officers will file the Amended and Restated Articles of Incorporation, as amended, with the State Corporation Commission of the Commonwealth of Virginia. The Director Amendments will become effective upon the issuance of a certificate of amendment by the State Corporation Commission.

Recommendation of the Board

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE

THE AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

RELATING TO THE SIZE OF THE BOARD OF DIRECTORS.

PROPOSAL NO. 2—ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, the Board is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

The Corporate Governance Committee has recommended, and the Board has approved, the following nominees for election as directors: Messrs. Breslawsky and Dan, each for a three-year term expiring in 2014. Messrs. Breslawsky and Dan presently serve as directors. Mr. Strang’s current term expires at the Company’s 2011 Annual Meeting of Shareholders, and he was not nominated by the Board for re-election. This will result in one vacancy on the Board. Proposal No. 1 above, if approved by shareholders, would reduce the minimum number of directors from nine to eight, and the Board would then consider setting the number of directors at eight in the bylaws. In addition, the Corporate Governance Committee and the Board will consider whether to add additional directors to the Board after the annual meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Messrs. Breslawsky and Dan for election as directors of the Company.

The Board has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation, employment, directorships during the past five years, and other positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director, in light of the Company’s business and structure.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2014

(3), (4), (5)	MARC C. BRESLAWSKY, 68, is the retired Chairman and Chief Executive Officer of Imagistics International Inc., a company engaged in direct sales, service and marketing of enterprise office imaging and document solutions. Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from 2001 until 2005, when the company was acquired by Océ N.V. From 1996 to 2001, he was President and Chief Operating Officer of Pitney Bowes Inc., and Vice Chairman from 1994 to 1996. Mr. Breslawsky currently serves as a director of C.R. Bard, Inc. and, during the past five years, Mr. Breslawsky has also served as a director of Imagistics International Inc., Océ Holdings USA Inc. (a subsidiary of Océ N.V.), UIL Holdings Corporation and The United Illuminating Company. Mr. Breslawsky has chief executive officer experience through his leadership of Imagistics International Inc., an extensive knowledge of finance and accounting matters and executive-level experience leading international business operations. He has also gained experience and knowledge through his service on the boards of directors of other publicly-traded companies and the Company’s Board of Directors in corporate governance, audit and risk oversight matters. Mr. Breslawsky has been a director of The Brink’s Company since 1999.

(4)	MICHAEL T. DAN, 60, is Chairman of the Board, President and Chief Executive Officer of the Company. Prior to his election as President and Chief Executive Officer of the Company in February 1998, he served as President and Chief Executive Officer of Brink’s, Incorporated beginning in 1993. Mr. Dan currently serves as a director of Principal Financial Group, Inc. and Principal Life Insurance Company. Mr. Dan has significant and extensive experience with and knowledge of the Company, its operations and the secure logistics industry, as well as chief executive officer-level experience in international operations, risk management, brand management and customer service. Through his service on the board of directors of another publicly-traded company and the Company’s Board of Directors, he has also gained experience in the areas of strategic planning, corporate governance and human resources. Mr. Dan has been a director of The Brink’s Company since 1998.

DIRECTORS

(3), (4), (5)	BETTY C. ALEWINE, 62, is the retired President and Chief Executive Officer of COMSAT Corporation, a provider of global satellite services and digital networking services and technology. Mrs. Alewine served as President and Chief Executive Officer of COMSAT from 1996 until August 2000, when the company was acquired by Lockheed Martin Corporation. She served as President of COMSAT’s largest operating unit from 1994 to 1996. Mrs. Alewine currently serves as a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine has chief executive officer experience through her leadership of COMSAT Corporation, and executive-level experience with international business operations, strategic business development, technology and sales and marketing. She has also gained experience and knowledge through her service on the boards of directors of other companies and the Company’s Board of Directors in finance, audit, risk oversight and corporate governance matters. Mrs. Alewine has been a director of The Brink’s Company since 2000. Her current term as a director of the Company expires in 2012.

(1), (4), (5)	PAUL G. BOYNTON, 46, is the President and Chief Operating Officer of Rayonier Inc., an international forest products company with core businesses in timber, real estate and performance fibers. Prior to his election to his current position in October 2010, he served as Executive Vice President, Forest Resources and Real Estate, of Rayonier Inc. from November 2009 to September 2010 and Senior Vice President, Performance Fibers and Wood Products, of Rayonier Inc. from January 2008 to October 2009. He joined Rayonier Inc. in 1999 as Director of Performance Fibers Marketing and Sales, was named Vice President, Performance Fibers Marketing and Sales in 1999, and was Senior Vice President, Performance Fibers from July 2002 to December 2007. Prior to Rayonier Inc., Mr. Boynton served as a Global Brand Manager at 3M Corporation where he was employed from 1990 to 1999. He currently serves as a director of Rayonier Inc. and the National Alliance of Forest Owners. Mr. Boynton has executive-level international business operations experience through his work for Rayonier Inc., as well as experience in strategic business development, risk management and sales and marketing. Mr. Boynton has been a director of The Brink’s Company since 2010. His current term as a director of the Company expires in 2013.

(1), (2), (4)	MICHAEL J. HERLING, 53, is a founding partner of Finn Dixon & Herling LLP, a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel, and has held that position since 1987. He currently serves as a member of the Board of Directors of DynaVox Inc. and a member of the Board of Trustees of Colgate University. Mr. Herling has extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions such as mergers and acquisitions, securities offerings and financings, as well as experience in corporate governance, risk oversight, audit, management and executive compensation matters. Mr. Herling has been a director of The Brink’s Company since 2009. His current term as a director of the Company expires in 2012.

(1), (4), (5), (6)	MURRAY D. MARTIN, 63, is the Chairman, President and Chief Executive Officer of Pitney Bowes Inc., a provider of integrated mailstream management solutions, and has held that position since January 2009. Prior to his current position, Mr. Martin served as President and Chief Executive Officer of Pitney Bowes Inc. from May 2007 to December 2008 and President and Chief Operating Officer of Pitney Bowes Inc. from October 2004 to May 2007. From January 2001 to October 2004, he served as Executive Vice President and Group President of Global Mailstream Solutions, a division of Pitney Bowes Inc. From January 1998 to January 2001, he was President of Pitney Bowes International. Mr. Martin currently serves as a director of Pitney Bowes Inc. Mr. Martin has chief executive officer experience through his leadership of Pitney Bowes Inc., as well as executive-level operational experience leading a multi-national company with a significant international presence. Through his service on the board of directors of another publicly-traded company and the Company’s Board of Directors, Mr. Martin has gained experience and knowledge in audit, finance, strategic planning, risk oversight and corporate governance matters. Mr. Martin has been a director of The Brink’s Company since 2005. His current term as a director of the Company expires in 2013.

(1), (2), (4)	THOMAS C. SCHIEVELBEIN, 57, is a business consultant and has served in this capacity since November 2004. He is the retired President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company. Mr. Schievelbein served as President of Northrop Grumman Newport News from November 2001 until his retirement in November 2004. From October 1995 to October 2001, he served as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc. Mr. Schievelbein currently serves as a director of McDermott International, Inc. and New York Life Insurance Company. Mr. Schievelbein has executive-level operational, business technology development and risk mitigation and control experience through his leadership of Northrop Grumman Newport News and Newport News Shipbuilding, Inc. Through his service on other boards of directors and the Company’s Board of Directors, Mr. Schievelbein has also gained knowledge and experience of executive compensation, audit, risk oversight and corporate governance matters. Mr. Schievelbein has been a director of The Brink’s Company since 2009. His current term as a director of the Company expires in 2012.

(2), (3), (4)	ROBERT J. STRANG, 54, is Chief Executive Officer of Investigative Management Group, a Unit of Strang Hayes Holding Corp., a provider of corporate security and intelligence gathering services in the high-end investigative market, and has held that position since 2003. Prior to his current position, he co-founded and was a principal of Strang Hayes Consulting from 1989 until its sale to SPX Corporation in 2001 and was also with the United States Department of Justice from 1979 until 1989. Mr. Strang currently serves as a Director of the New York City Economic Development Corporation and D.A.R.E. America and, during the past five years, he has also served as Co-Chairman of the New York State Legislature’s Terrorism Task Force. He has chief executive officer experience though his leadership of Investigative Management Group, as well as extensive international security and law enforcement experience. Mr. Strang has been a director of The Brink’s Company since 2008. His current term as a director of the Company expires in 2011.

(2), (3), (4)	RONALD L. TURNER, 64, is the retired Chairman, President and Chief Executive Officer of Ceridian Corporation, an information services company that provides outsourcing services to the human resources, transportation and retail markets, and operates in the U.S., Canada and Europe. Mr. Turner served as Chairman, President and Chief Executive Officer of Ceridian Corporation from January 2000 until his retirement in October 2006; Chief Operating Officer from April 1998 to January 2000; and Executive Vice President of Operations from March 1997 to April 1998. During the past five years, Mr. Turner has served as a director of Ceridian Corporation, Circuit City Stores, Inc., FLIR Systems, Inc. and Imagistics International Inc. Mr. Turner has chief executive officer experience, technology and operations expertise and extensive experience and knowledge of strategic planning and business development through his leadership of Ceridian Corporation. He has also gained significant experience and knowledge through his service on the boards of directors of other publicly-traded companies and the Company’s Board of Directors in executive compensation, finance, risk oversight and corporate governance matters. Mr. Turner has been a director of The Brink’s Company since 2002. His current term as a director of the Company expires in 2013.

(1)	Audit and Ethics Committee

(2)	Compensation and Benefits Committee

(3)	Corporate Governance and Nominating Committee

(4)	Executive Committee

(5)	Finance and Strategy Committee

(6)	Lead Director

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR THE TWO NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION AS DIRECTORS.

STOCK OWNERSHIP

Based in part on information furnished by each nominee, director and executive officer named in the Summary Compensation Table, the number of shares of Brink’s Common Stock beneficially owned by them at January 14, 2011, was as follows:

Name of Individual or Identity of Group	Number of Shares Beneficially Owned (a)(b)		Percent of Class*
Mrs. Alewine	40,642		*
Mr. Boynton	0		*
Mr. Breslawsky	42,442		*
Mr. Dan	1,018,876		2.19%
Mr. Dziedzic	11,386		*
Mr. Herling	0		*
Mr. Lennon	204,015	(c)	*
Mr. Marshall	23,128		*
Mr. Martin	22,198		*
Mr. Schievelbein	0		*
Mr. Schumacher	40,068		*
Mr. Strang	5,000		*
Mr. Turner	28,570		*
13 directors and executive officers as a group	1,436,325		3.08%

*	Based on the number of shares outstanding as of March 4, 2011. Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

(a)	Includes shares of Brink’s Common Stock that could be acquired within 60 days after January 14, 2011, upon the exercise of options granted pursuant to the Company’s stock option plans, as follows:

Mrs. Alewine	37,818
Mr. Boynton	0
Mr. Breslawsky	37,818
Mr. Dan	842,077
Mr. Dziedzic	0
Mr. Herling	0
Mr. Lennon	166,244
Mr. Marshall	17,513
Mr. Martin	14,698
Mr. Schievelbein	0
Mr. Schumacher	32,345
Mr. Strang	0
Mr. Turner	28,570
All directors and executive officers as a group (13 persons)	1,177,083

(b)	Each non-employee director also holds units representing shares of Brink’s Common Stock that have been credited to his or her account under the Non-Employee Directors’ Equity Plan on or prior to January 14, 2011, as follows, and such units will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board:

Mrs. Alewine	8,333
Mr. Boynton	3,633
Mr. Breslawsky	8,333
Mr. Herling	6,152
Mr. Martin	8,333
Mr. Schievelbein	6,152
Mr. Strang	6,152
Mr. Turner	8,333
All non-employee directors as a group (8 persons)	55,421

(c)	Includes 37,771 shares of Brink’s Common Stock held jointly by Mr. Lennon with his wife.

The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Allianz Global Investors Capital LLC	2,708,400(a)	5.8%(a)
600 West Broadway, Suite 2900 San Diego, CA 92101
NFJ Investment Group LLC
2100 Ross Avenue, Suite 700 Dallas, TX 75201

Ariel Investments, LLC	3,595,681(b)	7.7%(b)
200 E. Randolph Drive, Suite 2900 Chicago, IL 60601

BlackRock, Inc.	3,549,510(c)	7.65%(c)
40 East 52nd Street New York, NY 10022

(a)	Based solely on Amendment No. 1 to a report on Schedule 13G filed with the SEC on February 14, 2011 by Allianz Global Investors Capital LLC (“AGIC”), a parent holding company in accordance with Section 240.13d-1(b)(ii)(G) of the Exchange Act, and its subsidiary, NFJ Investment Group LLC (“NFJ”), each an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act, AGIC had sole voting power over no shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and NFJ had sole voting power over 2,677,400 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,708,400 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(b)	Based solely on Amendment No. 1 to a report on Schedule 13G filed with the SEC on February 14, 2011 by Ariel Investments, LLC (“Ariel”), an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act, Ariel had sole voting power over 3,498,786 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,590,986 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(c)	Based solely on a report on Schedule 13G filed with the SEC on February 3, 2011 by BlackRock, Inc. (“BlackRock”), a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act, BlackRock had sole voting power over 3,549,510 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,549,510 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

Compensation Philosophy

The Company is the world’s premier provider of secure transportation and cash management services. The Company’s executive compensation program is designed to incent and reward executives to contribute to the achievement of the Company’s business objectives, and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success. The Compensation Committee’s philosophy is to set target compensation amounts for the executive officers named in the Summary Compensation Table (the “named executive officers”) at or near the market median, with the flexibility to approve actual compensation at either higher or lower levels as appropriate depending on Company and individual performance and experience. The program is also intended to align the interests of the Company’s named executive officers with those of its shareholders by delivering a significant proportion of total compensation that is dependent upon the Company’s performance and increased shareholder value. The Company has encountered and will continue to encounter short-term and long-term opportunities and challenges, including competition from other companies, the expansion of the Company into new markets and the pursuit of operating efficiencies. The Compensation Committee considers these and the other factors described below when making compensation decisions.

2010 Executive Compensation Developments

The Compensation Committee noted the following with respect to its oversight of the Company’s executive compensation program for the named executive officers during 2010:

—

Pursuant to its annual responsibilities, the Compensation Committee reviewed and approved all salary decisions, target awards and cash payouts under the Key Employees Incentive Plan (“KEIP”) and the Management Performance Improvement Plan (“MPIP”) and grants of a combination of stock options and restricted stock unit awards.

—

The Compensation Committee approved and implemented uniform change in control agreements for the named executive officers that fixed termination payments at two times salary and average annual bonus and eliminated tax gross up provisions, bringing these agreements more in line with evolving market norms.

—

In consultation with Frederic W. Cook & Co., Inc. (the “Cook firm”), the Compensation Committee recommended and the Board adopted the Company’s compensation recoupment policy that applies to cash-based and equity-based incentive compensation received by the named executive officers and all other recipients of such compensation.

—

In consultation with the Cook firm, the Compensation Committee determined in November 2010 to substantially reduce the perquisites and other personal benefits that the named executive officers had previously received and partially offset the loss of these perquisites with a one-time grant of restricted stock units.

—

As part of its oversight of the Company’s executive compensation program, the Compensation Committee received a report in February 2010 prepared by the Cook firm considering the impact of the Company’s compensation program and the incentives created by the compensation awards that it administers on the Company’s risk profile, which concluded that the risks arising from the Company’s compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company.

—

The Compensation Committee approved an amendment and restatement to the Key Employees’ Deferred Compensation Program and recommended approval of such amendment and restatement to the shareholders at the 2010 annual meeting, which amendment and restatement was overwhelmingly approved by the shareholders.

—

The Compensation Committee recommended that the shareholders approve the material terms of the performance goals under the MPIP and the material terms of the performance goals under the 2005 Equity Incentive Plan at the 2010 annual meeting, each of which was overwhelmingly approved by the shareholders.

—

In consultation with the Cook firm, the Compensation Committee reviewed the peer group of companies used by Towers Watson in the annual compensation survey prepared for the Company and the Compensation Committee to assist in determining compensation amounts for employees and determined that the peer group was appropriate.

Program Elements

Each named executive officer’s compensation package comprises six elements. A description of these six elements, and their function within the total compensation program, is shown below:

Element	Description	Function

Base salary	Fixed compensation	Provides basic compensation at a level consistent with competitive practices; reflects role, responsibilities, skills, experience and performance; encourages retention

Annual bonus awards	KEIP: Discretionary amount payable annually in cash	Motivates and rewards for achievement of annual Company, unit and individual goals

Long-term incentives	MPIP: Performance-based cash incentive, based on achievement of financial performance goals over a three-year period; award targets and goals set annually by the Compensation Committee	Encourages executives to increase shareholder value by focusing on profitable growth as well as other financial indicators that are likely to increase the Company’s stock price

	2005 Equity Incentive Plan: Equity awards, including options, stock appreciation rights, restricted stock, restricted stock units, performance stock, other stock-based awards or any combination thereof, may be granted at the Compensation Committee’s discretion	Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between executives and shareholders; increases retention; rewards stock price performance

Special cash bonuses	Discretionary cash bonus awarded in extraordinary and very limited circumstances	Rewards exemplary performance of major projects or tasks beneficial to the Company

Benefits	Deferred compensation and other benefits: Generally non-performance-based, although the value of deferred compensation is tied directly to the stock price; Company matching contributions on amounts deferred; 401(k); frozen defined benefit pension	Provides for current and future needs of the executives and their families; aids in recruitment and retention; strengthens mutuality of interests between executives and shareholders

Contractual and severance arrangements	Severance plan, employment contract and change in control plan: Contingent amounts payable only if employment is terminated under certain conditions	Provides employment continuity; encourages the objective evaluation of potential changes to the Company’s strategy and structure

Compensation Committee Conclusions Regarding Executive Compensation Program and Policies

The Compensation Committee believes that the compensation packages of the named executive officers support the Company’s short-term and long-term goals by providing an appropriate and balanced mix of compensation elements, which include short-term incentives that reward executives for current performance and the achievement of near-term goals and long-term incentives that reward executives for financial performance over a sustained period and strengthen mutuality of interests between the named executive officers and shareholders. The Compensation Committee believes that the combination of these different elements provides an appropriate balance of incentives, rewards and benefits to the Company’s executives and enables the Company to meet its desired compensation objectives, strengthen its ability to attract and retain highly qualified individuals and appropriately link pay to performance.

The Compensation Committee believes it is important in setting compensation for its named executive officers that its compensation program and practices be analyzed each year by a nationally recognized independent compensation consultant. As described in detail below, in light of (i) an annual compensation analysis performed by Towers Watson, (ii) the review of and advice relating to the Company’s compensation policies and practices by the Cook firm, (iii) the Company’s financial results and (iv) other Company and individual accomplishments, the Compensation Committee believes that the amounts of 2010 actual total compensation for the named executive officers are consistent with Company objectives and the competitive market. In addition, the Compensation Committee believes that various elements of the Company’s executive compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to the Company’s financial goals and creation of increased shareholder value without encouraging executives to take unnecessary and excessive risks.

Process for Setting Executive Compensation

The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation, special cash bonuses and the terms and conditions of employment for the Company’s senior executives, including the Chief Executive Officer, or CEO, and each of the other named executive officers. The Compensation Committee is also responsible for ensuring that named executive officers of the Company are compensated in a manner consistent with these policies. The Compensation Committee approves the CEO’s salary in connection with the annual performance appraisal of the CEO, which is conducted by the Board. The Board approves the annual performance award for the CEO, based on the recommendation of the Compensation Committee.

The Company’s executive compensation policies are applied in the same manner to all of the named executive officers. The differences in amounts of compensation for each named executive officer reflect the significant differences in the scope of responsibilities and authority attributed to their respective positions, their individual performance and their experience.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and two nationally-recognized executive compensation consultants. For 2010, Towers Watson served as executive compensation consultant to the Company and the Compensation Committee. During 2010, Towers Watson:

—	periodically met with management and participated in Compensation Committee meetings,

—	analyzed competitive levels of each element of compensation for each of the named executive officers,

—	provided information regarding executive compensation trends, and

—	advised the Compensation Committee regarding modifications to the Company’s executive compensation program to assist the Company in meeting its executive compensation goals.

Towers Watson prepared a detailed report and analysis that was reviewed by the Cook firm and the Compensation Committee and served as guidance for the Compensation Committee in establishing the compensation of the named executive officers for 2010.

In addition, the Cook firm, the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant, also advised the Compensation Committee during 2010. The executive compensation consultant’s role with the Compensation Committee is to provide independent advice and counsel. The Compensation Committee does not delegate authority to executive compensation consultants or to other parties. During 2010, the Cook firm:

—

prepared a detailed report that reviewed trends in executive compensation and contained a competitive review of compensation levels for each of the named executive officers and a specific review of each of the components of the Company’s executive compensation program,

—

consulted with the Compensation Committee and provided analysis regarding a compensation recoupment policy, the reduction of perquisites to named executive officers, and the Company’s executive compensation peer group, and

—

prepared a report in February 2010 considering the impact of the Company’s compensation program and the incentives created by the compensation awards that it administers on the Company’s risk profile, which concluded that the risks arising from the Company’s compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company.

Factors Considered in Determining Executive Compensation

The Compensation Committee continually reviews throughout the year each component of executive compensation by reviewing various relevant compensation reports prepared by the Company’s Chief Administrative Officer and, as described above, the executive compensation consultants. These reports include competitive pay practices, the value of all Company compensation paid, including base salary, annual and long-term incentive compensation, Company matching contributions on deferred compensation, outstanding equity awards, benefits, perquisites and potential payments under various termination scenarios. The Compensation Committee also regularly reviews tally sheets, the purpose of which is to provide a framework for the Compensation Committee to determine whether the Company’s executive compensation program is consistent with current competitive practices. The Compensation Committee also reviews the CEO’s evaluation of the performance of the other named executive officers as well as his recommendations related to their compensation. The Compensation Committee approves any adjustments to compensation based on an evaluation of each executive’s individual performance and the competitive compensation market. With respect to the CEO, the Compensation Committee reviews the CEO’s performance evaluation conducted by the Board, as well as performance relative to pre-determined annual objectives.

The Compensation Committee considers a variety of factors in coming to decisions regarding compensation for the named executive officers. Competitive market information is an important consideration, but not the only one.

Market competitiveness.  The Compensation Committee periodically reviews and relies upon competitive market information and reports on executive compensation practices from Towers Watson regarding competitive pay levels and compensation structures. In setting compensation levels for the named executive officers and other executives, the Compensation Committee aims to provide target compensation—in the aggregate, and generally for each element—that is competitive, and therefore approximates the 50th percentile (or the market median) for comparable positions at companies of similar size, or with data adjusted to account for differences in revenues, included in the market comparisons conducted by the executive compensation consultant (the “peer group”). Individual compensation may be more or less than the median compensation amount when warranted by individual or corporate performance. Because of the variability inherent in market data and adjustments required in applying such data to the Company’s executive compensation program, based on the advice of Towers Watson, the Compensation Committee considers compensation that is within 15% above or below the median to be within a competitive range of the market median. The comparison to the market median is done on a position by position basis and takes into account the relative responsibilities and authority of each named executive officer.

For 2010, the peer group consisted of 105 services industry companies. Towers Watson assumed Company revenue of $3.35 billion for purposes of compiling the peer group (as compared to reported revenues of $3.135 billion for the year ended December 31, 2009, for the Company). A complete list of the peer group companies is set forth on Exhibit A to this proxy statement. The peer group data contained in the market comparisons were based on 2009 information as adjusted by Towers Watson through July 2010.

Towers Watson advised the Compensation Committee that the impact of the economic crisis of 2008-2009, coupled with greater external scrutiny of boards of directors and management, had made the process of determining executive compensation levels and structures for 2010 more challenging than in previous years. Towers Watson noted that in late 2008 and early 2009, many companies, including the Company, adjusted their pay programs in response to these changed circumstances. In connection with the Compensation Committee’s initial setting of 2010 total target compensation, Towers Watson advised that most companies planned to provide base salary increases, but other issues, such as the amount of long-term incentive awards, remained uncertain. Towers Watson subsequently advised the Compensation Committee that reduced long-term incentive awards were appropriate for 2010 based on its market review, and the Compensation Committee took this advice into account in its long-term incentive compensation decisions as discussed below. Based on its analysis, Towers Watson concluded that the Company’s overall current total target compensation for each of the named executive officers is within a competitive range around the market median.

During 2010, the Compensation Committee also reviewed, with the assistance of the Cook firm, the peer group of companies used by Towers Watson in the annual compensation survey. After reviewing the analysis prepared by the Cook firm, the Compensation Committee determined that the peer group information was an accurate representation of the market upon which to assist the Compensation Committee in determining compensation amounts for the named executive officers.

The following table sets forth the total compensation competitive market information reviewed by the Compensation Committee in making 2010 compensation decisions for the named executive officers. For purposes of the table below, total compensation includes base salary as of December 31, 2010, 2010 KEIP bonus payments, 2010-2012 MPIP target awards and 2010 equity awards.

Name	2010 Median Total Compensation(a)(b)	2010 Actual Total Compensation(b)(c)	2010 Actual Total Compensation as a Percentage of 2010 Median Total Compensation
Michael T. Dan President, Chief Executive Officer and Chairman of the Board	$4,155,000	$4,151,675	99.92%

Joseph W. Dziedzic Vice President and Chief Financial Officer	1,390,000	1,330,316	95.71

Frank T. Lennon Vice President and Chief Administrative Officer	1,065,000	1,050,855	98.67

McAlister C. Marshall, II Vice President and General Counsel	1,065,000	923,522	86.72

Matthew A.P. Schumacher Controller	510,000	453,095	88.84

(a)	Determined using 2009 peer group information adjusted by Towers Watson through July 2010.

(b)	Value of stock option awards included in total 2010 compensation calculated using assumptions from Company averages for financial reporting process.

(c)	Does not include the restricted stock units granted to the named executive officers in November 2010 as a one-time partial offset to the loss of certain perquisites.

Other Factors

The Compensation Committee considers a variety of factors in coming to decisions regarding compensation for the named executive officers in addition to competitive market information. The other main factors include:

Performance.  The Company’s policy is to provide the named executive officers with compensation opportunities that are based upon their individual performance, the performance of the Company and their contribution to that performance. The Compensation Committee considers these performance factors when approving adjustments to the compensation of the named executive officers.

Because of the timing of the Compensation Committee’s 2010 executive compensation decisions, many of these decisions took into account the Company’s 2009 financial results and other accomplishments achieved under the leadership of the named executive officers. In addition, in setting 2010 compensation, the Compensation Committee considered that the 2010 Company performance would likely be impacted by the effects of a slow global economic recovery. As more fully discussed below under “Executive Compensation Program Components—Annual Bonus Awards—2010 Payouts,” the Compensation Committee also considered the Company’s 2010 financial results and other accomplishments achieved under the leadership of the named executive officers when making decisions regarding 2010 KEIP payments.

Mix of current and long-term compensation.  Because the successful operation of the Company’s business requires a long-term approach, an emphasis of the program is on long-term compensation by means of long-term incentives. The Compensation Committee believes that this emphasis on long-term compensation aligns the named executive officers’ interests with the economic interests of the Company’s shareholders and with the Company’s business objectives.

Impact and mix of cash vs. non-cash compensation.  The Compensation Committee considers both the cost and the motivational value of the various components of compensation. The Compensation Committee has determined that current compensation—base salary and annual bonuses—should be delivered in cash, but that long-term incentive compensation should include a combination of long-term cash incentives and stock-based compensation so that the long-term financial rewards available to the named executive officers are linked to increases in the Company’s value over the long-term. The Compensation Committee believes that this also aligns the named executive officers’ interests with the economic interests of the Company’s shareholders.

Amount of accumulated or prior year’s compensation.  A named executive officer’s annual compensation, including long-term incentives, should reflect the named executive officer’s current and expected future performance and his contribution to the Company’s current and expected future performance. While the Compensation Committee reviews accumulated or outstanding compensation, there is not a direct relationship between the amounts of realizable or potentially realizable payments and the decisions regarding pay in the current year.

Executive Compensation Program Components

The Company’s executive compensation program for its named executive officers consists of the following elements:

Base Salary

The Compensation Committee instituted a salary freeze for all of the Company’s executives, including the named executive officers, effective January 1, 2009, in conjunction with and in support of the Company’s cost reduction initiatives due to the global economic recession that negatively impacted the Company’s operating results during the second half of 2008 and during 2009.

In February 2010, the Compensation Committee, after reviewing relevant market data and consulting with Towers Watson, determined to lift the base salary freeze and allow increases in base salaries for the named executive officers. Given the global economic uncertainty at the beginning of 2010, however, the Compensation Committee continued to closely monitor 2010 salary planning. The Compensation Committee considered the following factors in making 2010 base salary decisions for each named executive officer:

—	the 2009 salary freeze;

—	the market median base salary for comparable positions in companies in the peer group;

—	the importance of the particular position to the Company;

—	the difficulty in replacing the executive;

—	the executive’s individual performance;

—	internal alignment considerations;

—	inflation; and

—	the median total compensation for companies in the peer group.

The relative weight given to each factor varied with each position and individual and was within the sole discretion of the Compensation Committee. Decisions regarding the individual performance factor identified above and used by the Compensation Committee in making base salary decisions for each named executive officer, other than Mr. Dan, were based on Mr. Dan’s recommended salary adjustments based on his evaluation of each officer’s individual performance for the prior year. Decisions regarding the individual performance factor identified above and used in making base salary decisions for Mr. Dan were based on the Board’s review of Mr. Dan’s individual performance for the prior year.

The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2010 base salaries for each of the named executive officers, 2010 base salaries and the percentage of the annual base salary for each named executive officer as compared to the peer group:

Name	2010 Median Base Salary(a)	Annual Base Salary Rate as of December 31, 2010	2010 Compensation Ratio(b)
Mr. Dan	$960,000	$1,107,250	115%
Mr. Dziedzic	480,000	463,000	96
Mr. Lennon	410,000	427,500	104
Mr. Marshall	410,000	368,000	90
Mr. Schumacher	255,000	231,500	91

(a)	Determined using 2009 peer group information adjusted by Towers Perrin through July 2010.

(b)	Percentage of the 2010 annual base salary for each named executive officer as compared to the peer group median.

The Compensation Committee approved increases in 2010 base salaries for Messrs. Dziedzic, Lennon, Marshall and Schumacher, which ranged from 2.9% to 5.1%. With respect to the base salary increases for Messrs. Dziedzic, Lennon, Marshall and Schumacher, the Compensation Committee noted (1) each of these named executive officers’ base salaries, as adjusted for the 2010 base salary increases, fell within the competitive range of the market median for median base salaries, (2) such increases were in-line with the market trend of 2010 base salary increases for executive officers in the United States, (3) each named executive officer’s individual performance and (4) such increases were consistent with base salary increases within the rest of the Company. Mr. Dan’s salary was not increased, but was maintained at the same level as his 2009 salary. The Compensation Committee notes that Mr. Dan’s salary is at the upper end of the competitive range due in part to the Company’s transformation over the past few years from a large conglomerate into a smaller, more focused security company with lower revenue.

Annual Bonus Awards

Key Employees Incentive Plan.  The KEIP is designed to provide financial incentives for certain employees of the Company, including the Company’s named executive officers, because the Company believes their performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth and future prospects of the Company. The KEIP provides an opportunity for the named executive officers to earn additional annual cash compensation based upon the following three performance factors:

—	the named executive officer’s individual performance;

—

the results achieved by the Company, including revenue and operating profit levels, cash flow, earnings per share, safety and security results and other quantitative and nonquantitative measurements; and

—	the results achieved by the named executive officer’s unit or department.

The CEO’s annual cash compensation under the KEIP is based upon the first two factors only.

All annual incentive payments are discretionary, with the Compensation Committee recommending to the Board the payment for the CEO and establishing payments for the other named executive officers after reviewing the recommendations of the CEO.

2010 Target Award Opportunities.  The CEO recommended to the Compensation Committee competitive incentive targets under the KEIP for the named executive officers. The target incentive was expressed as a percentage of the participant’s annual base salary as of the end of the year and was designed to be indicative of the incentive payment that each participant would expect to receive on the basis of strong performance by the individual, the Company and, in the case of the named executive officers other than the CEO, the named executive officer’s unit or department. After reviewing competitive market information and the CEO’s recommendations, the Compensation Committee approved 2010 target incentives for each of the named executive officers.

The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2010 KEIP incentive targets for each of the named executive officers.

Name	2010 Median Target Annual Bonus(a)		2010 Target KEIP Bonus		2010 Target KEIP Bonus ($) as a Percentage of 2010 Median Target Annual Bonus ($)
	(%) of salary	($)	(%) of salary	($)
Mr. Dan	106	1,020,000	100	1,107,250	109%
Mr. Dziedzic	64	305,000	65	300,950	99
Mr. Lennon	57	235,000	55	235,125	100
Mr. Marshall	57	235,000	55	202,400	86
Mr. Schumacher	41	105,000	40	92,600	88

(a)	Determined using 2009 peer group information adjusted by Towers Watson through July 2010.

Actual payments under the KEIP could have ranged from 0% to 200% of each named executive officer’s target incentive award based on the results of the performance factors described above, applied and considered at the discretion of the Compensation Committee.

2010 Payouts.  For purposes of awarding actual payments under the KEIP in 2010 for each of the named executive officers who participated in the 2010 KEIP program, the Compensation Committee generally reviewed target payouts that gave individual performance a weight factor of 50%, and each of unit or department and Company performance weight factors of 25%. In the case of the CEO, individual performance and Company performance were each weighted 50%.

In determining actual 2010 KEIP bonuses, the Compensation Committee reviewed the recommendations of the CEO, who gave significant weight to (1) the Company’s ability to withstand the global economic recession and deliver financial results that did not meet internal expectations but did demonstrate measured improvement over the financial results of 2009, (2) 2010 Company adjusted revenues of $3.1 billion, an increase of 8% compared with 2009 adjusted revenues, (3) 2010 adjusted earnings per share from continuing operations of $1.71, an increase of 47% compared with 2009 adjusted earnings per share, and (4) unit and department results that met performance expectations. The adjusted financial results are non-GAAP financial measures. For more information about these results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Compensation Committee also recognized the following other significant individual contributions by the named executive officers who participated in the 2010 KEIP program: (1) managing the Company during a slow global economic recovery; (2) continuing to implement the Company’s long-term strategy of investing in new opportunities in emerging markets and business adjacencies with strong growth potential, through acquisitions in Mexico, Canada and Russia; and (3) providing value-added services to the Company’s operations.

Based on the foregoing factors and after exercising the discretion referred to above, the following 2010 annual KEIP bonuses were awarded:

Name	2010 Actual KEIP Bonus
Mr. Dan	$950,000
Mr. Dziedzic	300,000
Mr. Lennon	220,000
Mr. Marshall	200,000
Mr. Schumacher	85,000

Long-Term Incentive Compensation

For 2010, the Compensation Committee reviewed and considered competitive market information at or near the 50th percentile of the peer group, and, as discussed below, established combined long-term incentive compensation opportunities (MPIP target bonus and equity award) within the competitive range of the 50th percentile of the peer group for the named executive officers. The Compensation Committee considered the following factors in determining the amount of long-term incentive compensation opportunities awarded to the named executive officers in 2010:

—

an initial report by Towers Watson concluding that long-term incentive opportunity values among companies in the peer group were generally uncertain and subsequent advice from Towers Watson that reduced long-term incentive awards were appropriate for 2010 based on its market review;

—	peer group median long-term incentive amounts;

—	the executive’s performance;

—	the executive’s potential future contributions to the Company;

—	the current compensation of the executive;

—	the importance of the executive to the Company over the long term, and the executive’s performance relative to his or her peers within the Company;

—	retention issues and concerns; and

—	the median total compensation for companies in the peer group.

The Compensation Committee applies a dollar-based approach for determining levels of long-term equity incentive compensation. The Compensation Committee believes that a dollar-based approach is more appropriate than an approach based on a given number of shares, reflects the current practice of most of the companies in the peer group and results in total long-term incentive compensation for the named executive officers that is closer to the targeted range.

The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2010 combined long-term incentive opportunities for each of the named executive officers:

Name	2010 Median Total Long- Term Incentive Compensation(a)(b)	Total 2010 Long- Term Incentive Compensation(b)(c)(d)	Total 2010 Long- Term Incentive Compensation as a Percentage of Median Total Long-Term Incentive Compensation
Mr. Dan	$2,175,000	$2,093,750	96%
Mr. Dziedzic	605,000	572,500	95
Mr. Lennon	420,000	407,375	97
Mr. Marshall	420,000	367,375	87
Mr. Schumacher	150,000	138,375	92

(a)	Determined using 2009 peer group information adjusted by Towers Watson through July 2010.

(b)	Value of equity awards included in total 2010 long-term incentive compensation calculated using assumptions from Company averages for financial reporting process.

(c)	Total 2010 long-term incentive compensation is composed of 2010-2012 MPIP target bonus and equity awards granted in 2010.

(d)	Does not include the restricted stock units granted to the named executive officers in November 2010 as a one-time partial offset to the loss of certain perquisites.

With respect to the 2010 long-term incentive compensation opportunities for each of the named executive officers, the Compensation Committee noted that:

—

long-term incentive compensation opportunities have been reduced substantially over the past two years, except for Mr. Schumacher, whose 2008 long-term incentive compensation opportunity was set prior to the time he became an executive officer in the summer of 2008; and

—	total 2010 long-term incentive compensation was within the competitive range of the peer group median total long-term incentive compensation for each of the named executive officers.

The components of long-term incentive compensation include the following:

Management Performance Improvement Plan.  The MPIP is an incentive compensation plan that the Company believes promotes the financial interests of the Company and its shareholders by linking the long-term financial incentives of the named executive officers to improvement in the Company’s financial performance. At the beginning of each three-year performance measurement period, the Compensation Committee sets award targets that are tied to initial performance goals for the named executive officers. The initial performance goals are tied to the Company’s annual business plan and serve as the minimum performance goals for the full three-year performance measurement period. At the beginning of each fiscal year after the initial year in the three-year performance measurement period, the Compensation Committee reviews the Company’s actual annual results against the performance goals established for the immediately preceding year. Based on this review and in connection with the annual review of the Company’s business plan conducted by the Board, the Compensation Committee, in its sole discretion, may increase (but not reduce) the performance goals in the three-year performance measurement period. Cash awards to the named executive officers at the end of the three-year measurement period may range from 0% to 200% of the target award amount, depending upon the aggregated three-year actual performance against the pre-established performance goals.

Because awards are earned at the end of three-year performance measurement periods, there are three overlapping measurement periods in effect at any one time. In addition, because the Compensation Committee annually sets initial performance goals for the named executive officers at the beginning of each three-year performance measurement period and reviews previously established goals for existing three-year performance measurement periods, the adoption of the initial performance goals, to the extent that they are more difficult to attain than the performance goals for previously established three-year performance measurement periods, effectively raises the goals for these performance measurement periods.

The Company believes that the three-year performance measurement period provides an appropriate incentive to the named executive officers to focus on the Company’s long-term goals and performance. The Company also believes that the annual review of the previously established performance goals is an important component of the MPIP as it allows the Compensation Committee to “raise the bar” to account for increased expectations, such as focused internal growth, and out of the ordinary events or transactions, such as acquisition activity, that may occur during a three-year performance measurement period.

For the 2010-2012 performance measurement period, the Compensation Committee established the initial performance goals based on (1) increases in non-GAAP revenue, operating profit and economic value added (“EVA”) in Brink’s, Incorporated (“Brink’s”) and (2) non-GAAP earnings per share (“EPS”). In setting the goals, the Compensation Committee determined to (i) remove currency impacts and not include the effects of strategic acquisitions and dispositions that were not included in the Company’s business plan, and (ii) adjust results, to the extent permitted under Section 162(m) of the Internal Revenue Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, in order to focus awards on operational performance and provide for more consistent measures of performance.

Because the MPIP is designed to be a tax qualified plan under Internal Revenue Code Section 162(m), payouts are determined solely by actual quantifiable performance against the preset numerical goals. The Compensation Committee generally does not have the discretion to adjust payouts based on subjective assessments. Provided that no change in control of the Company has occurred, the Compensation Committee, however, may reduce (but not increase) any payout to a participant who is an employee of the Company, which includes all of the named executive officers.

The following table summarizes the initial performance goals for the three-year performance measurement period beginning in 2010 and the relative weighting given to each of the performance goals:

Performance Improvement Goals, Weighting and Initial Improvement Goals

Improvement Goal	Weighting	Initial Improvement Goal (in millions, except EPS)
1. EPS*†	33.34%	$ 1.78
2. Brink’s revenue†	13.33	313.0
3. Brink’s operating profit†	33.33	67.0
4. Brink’s EVA†	20.00	34.0

*	The EPS Goal is the actual total EPS target for 2010, not the amount of improvement from 2009.

†	Non-GAAP financial measures. These goals include the adjustments described above.

The Compensation Committee selected the specific goals and initial performance goals for the 2010-2012 performance measurement period because they represent the financial growth drivers for the Company that the Compensation Committee believed would lead to the achievement of increased shareholder value. Given the uncertainty about the global economic recovery at the time the goals were set and the improvements required in order for the financial goals to be accomplished, the Compensation Committee set the 2010 performance measurement targets at a level of performance that was believed to be aggressive, but obtainable.

Performance award target amounts for the 2010-2012 performance measurement period are set forth in the Grants of Plan-Based Awards Table on page 33 of this proxy statement. Awards to the named executive officers at the end of the three-year performance measurement period may range from 0% to 200% of the target award amount, depending upon the aggregated three-year actual performance against the pre-established criteria.

The adoption of the performance award targets for the 2010-2012 performance measurement period also amended the measures used in evaluating the three-year periods ending in 2010 and 2011.

The following table summarizes the performance goals for the 2008-2010 performance measurement period, the actual results achieved for such period, the unweighted percentages of the target award amounts earned with respect to each goal, the relative weighting given to each of the performance goals (both within each business unit and on an aggregate basis) and the final percentages of the target award amounts earned. Because of the 2008 spin-off of Brink’s Home Security (“BHS”), the Company’s former North American security alarm monitoring business, the Compensation Committee amended the 2008 Company EPS measure and the performance measurements attributable to BHS to adjust the time period for which BHS performance targets are included in the measurement period. In addition, the aggregate weighting reflected the fact that for the last three months of 2008 and all of the remaining measurement period, BHS performance was not measured.

	Improvement Goal (in millions, except EPS)	Actual Result (% of Improvement Goal Attained)	Unweighted % of Target Award Amount Earned	Business Unit Goal Weighting	Aggregate Weighting	Final % of Target Award Amount Earned
EPS*+	$6.79	112.1%	160.5%	–	33.34%	53.51%
Brink’s revenue+	956.0	78.1	–	20%	–
Brink’s operating profit+	97.7	76.0	–	50	–
Brink’s EVA+	31.5	3.5	–	30	–
Brink’s total	–	–	–	–	58.33	–

BHS revenue	41.0	38.7	72.2	20	–
BHS operating profit	9.2	15.2	200	50	–
BHS EVA	0.75	0.6	–	30	–
BHS total	–	–	–	–	8.33	9.53

						63.04%

*	The EPS Goal is the cumulative total of the EPS target for each of the three years, not the cumulative amount of improvement from the prior years.

+	Non-GAAP financial measures. The Compensation Committee determined to (i) remove currency impacts and not include the effects of strategic acquisitions and dispositions that were not included in the Company’s business plan, and (ii) adjust results, to the extent permitted under Section 162(m) of the Internal Revenue Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, in order to focus awards on operational performance and provide for more consistent measures of performance.

The unweighted percentages of the target award amounts earned were determined from the actual results using the following table, with results in between the listed amounts converted proportionately to the listed amounts.

% of Three-Year Improvement Goal Attained	% of Target Award Amount Earned
120% or more	200%
110%	150
100%	100
90%	50
80% or less	0

The cash bonuses earned by those named executive officers who participated in the MPIP for the 2008-2010 performance measurement period are shown in the Summary Compensation Table. Such bonuses were paid in 2011.

2005 Equity Incentive Plan.  In 2009, the Compensation Committee began using a combination of stock options and restricted stock units as an important part of the Company’s long-term incentive compensation program. The Compensation Committee believes stock options and restricted stock units have been an effective way to link a named executive officer’s compensation to the performance of the Company. For 2010, the Compensation Committee utilized a combination of stock options and restricted stock unit awards for 2010 equity awards to the named executive officers. The Compensation Committee believes providing the named executive officers with a combination of stock options and restricted stock unit awards serves as an additional attraction and retention vehicle. Both stock options and restricted stock unit awards were granted under the 2005 Equity Incentive Plan (the “2005 Equity Plan”) and are intended to encourage each of the named executive officers to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of the Company and its shareholders.

Stock options and restricted stock unit awards to the named executive officers were granted on the day they were approved by the Compensation Committee at its July 2010 meeting and were priced at 100% of fair market value on the date of grant, which under the 2005 Equity Plan was based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange. Upon vesting, the recipient will receive one share of Brink’s Common Stock for each vested restricted stock unit.

Only the Compensation Committee, under authority granted to it by the Board, may grant stock options and restricted stock unit awards under the 2005 Equity Plan. Named executive officers benefit from stock option grants only to the extent the stock price of Brink’s Common Stock appreciates above the exercise price of the stock options. Restricted stock units retain value even if the price of Brink’s Common Stock decreases below the value on the date of grant as long as the named executive officer satisfies the vesting requirements. In addition, because of the vesting requirements, the Compensation Committee believes that providing the named executive officers compensation in the form of stock options and restricted stock units allows the Compensation Committee to focus on their retention while encouraging them to take a longer-term view in their decisions impacting the Company.

The Compensation Committee determines the number of stock options and restricted stock unit awards to be granted to each named executive officer based on competitive practices and individual performance, considered in the context of the overall long-term incentive compensation philosophy. The Compensation Committee takes into account all target award amounts provided to the named executive officer under the MPIP when granting options and restricted stock unit awards, as well as the importance to the Company of the individual’s position, the individual’s overall contribution to the Company’s performance, and the individual’s expected contribution to future performance.

For 2010, the Compensation Committee considered the following factors in determining the size of stock option grants and restricted stock units awarded under the long-term incentive compensation program to the named executive officers:

—	the peer group median long-term incentive compensation amounts;

—	the executive’s performance;

—	the executive’s potential future contributions to the Company;

—	the current compensation of the executive;

—	retention issues and concerns;

—	the cost of the awards to the Company;

—	the value of the awards to the executive; and

—	the importance of the executive to the Company over the long term.

Based on the foregoing, the Compensation Committee granted the number of stock options and restricted stock unit awards as shown on the Grants of Plan-Based Awards Table on page 33 of this proxy statement.

In addition, in November 2010, the Compensation Committee, in consultation with the Cook firm, determined to substantially reduce the perquisites and other personal benefits that the named executive officers had previously received and partially offset the loss of these perquisites with a one-time grant of restricted stock units.

Special Cash Bonuses

For 2010, the Compensation Committee did not award special cash bonuses to any of the named executive officers. The Compensation Committee has provided certain of its named executive officers with cash bonuses in extraordinary and very limited circumstances in the past to reward exemplary performance of major projects or tasks beneficial to the Company. The cash bonuses were discretionary and separate from any bonuses for which a named executive officer may have been eligible under the KEIP or the MPIP.

Benefits

The types and amounts of benefits are established based upon an assessment of competitive market factors and a determination of what is needed to aid in attracting and retaining talent, as well as providing long-term financial security to the Company’s employees and their families. All benefits are reviewed at least annually by the Compensation Committee, which evaluates benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to their value to employees. The plans are also reviewed for changes that may be required due to new laws and regulations or significant changes in market conditions. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation.  The Company maintains a deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated employees, including all of the named executive officers. Because the value of a named executive officer’s deferred compensation account is tied directly to the value of Brink’s Common Stock, the Compensation Committee believes that the deferred compensation program serves to strengthen the mutuality of interests between the named executive officers and the Company’s shareholders. By placing a portion of the named executive officers’ compensation at risk by tying it the value of Brink’s Common Stock and requiring it to be retained until after a termination of employment, the named executive officers are encouraged to increase long-term shareholder value by focusing on profitable growth as well as other financial indicators that are likely to increase the Company’s stock price. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining the named executive officers, in part, because it permits the named executive officers to use tax deferrals to build a supplemental retirement benefit. The Compensation Committee reviews each named executive officer’s account under the deferred compensation program annually in November and also when the Company’s proxy statement is prepared following year-end.

For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 40.

Pension Plans.  The Company maintains a noncontributory defined benefit pension-retirement plan covering all U.S. employees who met plan eligibility requirements and were employed before December 31, 2005, including the named executive officers (other than Mr. Dziedzic). Because the Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans, the Company maintains a pension equalization plan under which the Company makes additional payments so that the total benefit to be received by the executive is the same as it would have been if there were no Internal Revenue Code limitations. Effective December 31, 2005, the Company froze the accrual of benefits under both the pension plan and the equalization plan. For more information on the Company’s pension plan and equalization plan, see “Pension Benefits” beginning on page 37.

Executive Life Insurance Plan.  The Company formerly provided executives in the Company with executive life insurance benefits, subject to minimum salary and age requirements. Messrs. Dan and Lennon participated in this program. All premiums paid by the Company were fully taxable to the participant. The life insurance policies are owned by the individual executives. The Compensation Committee determined to terminate this program at the end of 2010 and end the payment of premiums for this coverage at that time.

Executive Salary Continuation Plan.  The named executive officers participate along with other executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary in effect on the first of the year coincident with or immediately preceding the date of death. Such benefit is paid out over a 10-year period following the executive’s death.

Long-Term Disability Plan.  The named executive officers participate along with other executives in a long-term disability program. In the event that the executive is totally incapacitated, he would receive 60% of his current annual salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security full retirement age.

Financial and Tax Planning Program.  The named executive officers formerly participated in the Company’s Financial and Tax Planning Program. Under the Financial and Tax Planning Program, subject to a $10,000 calendar year maximum, the Company reimbursed the named executive officers for reasonable costs associated with personal financial and tax planning, estate planning and the preparation and filing of their personal tax returns. The Compensation Committee determined to terminate this program at the end of 2010.

Miscellaneous Plans or Arrangements.  The Company’s named executive officers are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other U.S. employee.

Perquisites.  For 2010, the Company provided its named executive officers with perquisites; a detailed listing of these perquisites and their value is set forth on page 32. In consultation with the Cook firm, the Compensation Committee determined to terminate many of these perquisites at the end of 2010, and instead has granted each of the named executive officers a one-time restricted stock unit award that partially offsets the value of the foregone perquisites.

Contractual and Severance Agreements

Employment Agreement.  The Company has an employment agreement with Mr. Dan that is described under “Potential Payments upon Termination or Change in Control—Employment Agreement with Mr. Dan” beginning on page 44. The Compensation Committee believes that it is appropriate for the Company to have an employment agreement with the CEO to support stable and highly competent management on a long-term basis and that the employment agreement is in-line with the market for current CEO employment agreements. The Compensation Committee reviews potential payments to Mr. Dan under this agreement two times each year. The Compensation Committee, however, does not evaluate any potential payments under this agreement when making decisions regarding annual compensation.

Change in Control Agreements.  The Company has change in control agreements with each of its named executive officers that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 47. The Compensation Committee believes that the agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change in control is ever under consideration, its executives will be able to advise the Board about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements include so-called double triggers, which mean that benefits become available to named executive officers under the agreements only upon a change in control and certain adverse employment developments for the executives such as termination by the Company without cause or termination by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of the named executive officers in employment security without unduly burdening the Company or shareholder value.

On February 25, 2010, the named executive officers entered into amended and restated change in control agreements with the Company. These agreements superseded and replaced prior change in control agreements in effect for Messrs. Dan, Dziedzic, Lennon and Marshall. The amended and restated versions (i) standardized the change in control agreement provisions for the named executive officers, (ii) provided for termination payments of two times salary and average annual bonus in the event of a termination after a change in control and (iii) eliminated tax gross-up provisions to the extent those provisions were contained in previous change in control agreements.

The Compensation Committee reviews the agreements, including the potential payments to the named executive officers under the agreements, twice during the year. The Compensation Committee, however, does not evaluate any potential payments under these agreements when making decisions regarding annual compensation.

Severance Agreements.  In the 1990s, following the relocation of the Company’s headquarters to Richmond, Virginia, the Company considered several strategic alternatives, including the sale of one or more of the Company’s businesses. Many of these alternatives would not have resulted in a “change in control” but could have resulted in a significant career altering change for some of the Company’s executive officers. In light of these developments and in connection with the Company’s strong desire to retain key members of management, the Company entered into severance agreements with certain of its then executive officers, other than the CEO. Of these agreements, Mr. Lennon’s remains in effect. The Compensation Committee determined in 2007 to reduce the amounts payable consistent with evolving market norms in connection with entry into new severance agreements.

The Compensation Committee reviews any severance agreements, including the potential payments to the named executive officers under the agreements, two times each year. The Compensation Committee, however, does not evaluate any potential payments under severance agreements when making decisions regarding annual compensation. The Compensation Committee believes that Mr. Lennon’s severance agreement provides reasonable compensation arrangements and gives the Company a high degree of management stability. Mr. Lennon’s severance agreement is described below under “Potential Payments upon Termination or Change in Control—Severance Agreement with Mr. Lennon” beginning on page 45.

Policies

Equity Awards.  The Company does not have any program or plan to time option grants or restricted stock unit awards in coordination with the release of material non-public information and has never had a practice of doing so. It is Company policy not to engage in backdating options. The Compensation Committee generally approves equity grants for its named executive officers in July of each year. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for all options and restricted stock unit awards is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC.

Taxes.  Internal Revenue Code Section 162(m) disallows a tax deduction to any publicly held corporation for paid remuneration exceeding $1 million in any taxable year for chief executive officers and certain other executive officers, except for performance-based remuneration. Historically, through the design and implementation of the Company’s compensation programs, the Company has sought, and continues to seek, the availability of tax deductibility. This policy, however, is subject to the reservation by the Company of the flexibility to award non-deductible compensation in circumstances wherein the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Compensation Recoupment Policy.  On July 9, 2010, the Board adopted a compensation recoupment policy for the Company after this policy was reviewed and recommended by the Compensation Committee. The compensation recoupment policy applies if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws. In the event of such a restatement, the Compensation Committee will determine, in its discretion, whether (1) named executive officers, regardless of whether they were directly responsible for the restatement, or (2) all other recipients of cash-based or equity-based incentive compensation who were directly responsible for the restatement, have received any cash-based or equity-based incentive compensation that they would not have been entitled to receive under the restated results. The Compensation Committee then will take such actions as it deems necessary or appropriate, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any such excess compensation, (ii) recommending disciplinary actions to the Board, up to and including termination, and/or (iii) the pursuit of other available remedies.

Stock Ownership Guidelines.  The Company’s stock ownership guidelines call for the CEO to hold that number of shares of Brink’s Common Stock with a value equal to five times salary, and for the other named executive officers to hold that number of shares of Brink’s Common Stock with a value equal to three times salary, within five years from the date of election as an officer. Shares of Brink’s Common Stock owned outright, deferred stock-based units and shares of vested and unvested restricted stock and restricted stock units (but not unexercised stock options) are all eligible to be included for purposes of satisfying the guidelines.

COMPENSATION RISK ASSESSMENT

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers its risk implications and the incentives created by its compensation awards. The Compensation Committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its continual risk assessment, the Compensation Committee notes the following attributes of the executive compensation program:

—	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;

—	the alignment of long-term cash incentives with selected performance measures reflective of the Company’s business plan, and its financial and operational goals;

—

the Compensation Committee’s authority to override proposed incentive plan cash payouts if the Compensation Committee believes that such payouts do not appropriately reflect performance of a particular executive, the Company or a business unit;

—

the placement of a significant portion of executive pay “at risk” and dependent upon the achievement of specific corporate performance goals with verifiable results, with pre-established threshold, target and maximum award limits;

—

the maintenance of the Key Employees’ Deferred Compensation Program, which ties the value of an executive’s deferred compensation account directly to the value of Brink’s Common Stock, thereby strengthening the mutuality of interests between the Company’s executives and shareholders;

—	the Company’s compensation recoupment policy, which applies to cash-based and equity-based incentive compensation paid to named executive officers and other recipients;

—	the Company’s executive stock ownership guidelines, which align the interests of the named executive officers with those of the Company’s shareholders; and

—

the executive compensation program is analyzed each year by Towers Watson, a nationally recognized compensation consultant, and every three years by the Cook firm, the Compensation Committee’s nationally recognized independent compensation consultant.

The Compensation Committee also has oversight over the Company’s responsibility to review all Company compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. At the Compensation Committee’s direction, the Company’s Human Resources Department, under the direction of the Company’s Chief Administrative Officer, conducted a risk assessment of the worldwide compensation programs of the Company and its subsidiaries during 2010. Based on its assessment, management concluded that the compensation policies and practices of the Company and its subsidiaries for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, and management presented the results of its assessment to the Compensation Committee.

REPORT OF COMPENSATION AND BENEFITS COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald L. Turner, Chairman

Michael J. Herling

Thomas C. Schievelbein

Robert J. Strang

SUMMARY COMPENSATION TABLE

The following table presents information with respect to total compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company for the year ended December 31, 2010. These officers are referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation (5)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation (7)($)	Total ($)
Michael T. Dan	2010	$1,107,250	$950,000	$695,125	$546,817	$630,400	$2,091,815	$418,460	$6,439,867
President, Chief Executive Officer and Chairman of the Board	2009	1,107,250	900,000	822,605	824,885	983,400	329,127	495,209	5,462,476
	2008	1,101,875	1,500,000	–	2,041,319	1,809,600	597,859	518,938	7,569,591

Joseph W. Dziedzic	2010	457,583	300,000	204,039	190,197	–	–	115,455	1,267,274
Vice President and Chief Financial Officer	2009	271,154	150,000	1,349,956	–	–	–	183,693	1,954,803

Frank T. Lennon	2010	423,333	220,000	285,684	118,873	126,080	348,355	164,191	1,686,516
Vice President and Chief Administrative Officer	2009	415,000	210,000	152,731	157,478	196,680	–	163,365	1,295,254
	2008	409,167	300,000	–	408,262	361,920	–	159,922	1,639,271

McAlister C. Marshall, II	2010	356,000	200,000	147,964	118,873	–	13,594	97,759	934,190
Vice President and General Counsel	2009	350,000	155,000	133,975	149,978	–	4,316	75,894	869,163
	2008	103,429	80,000	300,007	150,051	–	4,782	18,762	657,031

Matthew A.P. Schumacher	2010	229,667	85,000	74,949	42,794	31,520	19,937	58,745	542,612
Controller	2009	220,500	80,000	53,590	52,492	49,170	5,806	59,076	520,634
	2008	216,250	110,000	–	81,651	90,480	8,124	54,233	560,738

(1)	For 2010, 2009 and 2008, represents salaries before employee contributions under the Company’s 401(k) Plan and employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2010, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 40.

(2)	For 2010, represents amounts earned by the named executive officers under the Company’s KEIP for 2010 (paid in 2011). For 2009, represents amounts earned by the named executive officers under the Company’s KEIP for 2009 (paid in 2010). For 2008, represents amounts earned by the named executive officers under the Company’s KEIP for 2008 (paid in 2009). A participant is permitted to defer up to 100% of the amount earned by him under the KEIP, but these amounts are presented before any such deferrals. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2010, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 40.

(3)	For restricted stock unit awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the date of grant, as adjusted for a discount on units that do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on the average of the high and low per share quoted sales prices of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. For a discussion of the terms of the restricted stock units granted in 2010, see “Grants of Plan-Based Awards” beginning on page 33. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized.

(4)	Represents the grant date fair value computed by the Company for financial reporting purposes during the years ended December 31, 2010, 2009 and 2008, computed in accordance with FASB ASC Topic 718. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2010 and incorporated by reference into this proxy statement. For a discussion of the terms of the option grants in 2010, see “Grants of Plan-Based Awards” beginning on page 33. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value after the date of grant.

(5)	For 2010, represents amounts earned under the Company’s MPIP for the three-year measurement period ended 2010 (paid in 2011) before deferrals under the deferred compensation program. For 2009, represents amounts earned under the Company’s MPIP for the three-year measurement period ended 2009 (paid in 2010) before deferrals under the deferred compensation program. For 2008, represents amounts earned under the Company’s MPIP for the three-year measurement period ended 2008 (paid in 2009) before deferrals under the deferred compensation program. A participant is permitted to defer up to 100% of the amount earned by him under the MPIP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2010, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 40.

(6)	Amounts relate only to changes in pension value. The earning of benefits under the pension plans for all employees was frozen as of December 31, 2005. These amounts represent the change during the years ended December 31, 2010, 2009 and 2008 in the net present value of the named executive officers’ pension payouts. A change in the assumptions used to value pension benefits, and not any change in the pension benefits earned by the named executive officers, was the reason for the increase in pension values in each of these years. For purposes of computing the net present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) for 2010, a 5.9% discount rate for the measurement date of December 31, 2009 and a 5.3% discount rate for the measurement date of December 31, 2010, for 2009, a 6.2% discount rate for the measurement date of December 31, 2008 and a 5.9% discount rate for the measurement date of December 31, 2009, and for 2008, a 6.4% discount rate for the measurement date of December 31, 2007 and a 6.2% discount rate for the measurement date of December 31, 2008; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis or pursuant to lump sum elections under the pension equalization plan. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and incorporated by reference into this proxy statement. For a discussion of pension benefits, see “Pension Benefits” beginning on page 37.

(7)	For 2010, includes the following items and amounts for each of the named executive officers:

Name	Matching Contribution on Deferrals of Compensation(a)	Life Insurance Premiums(b)	Other Personal Benefits(c)	Total
Mr. Dan	$326,178	$10,853	$81,429	$418,460
Mr. Dziedzic	98,732	6,120	10,603	115,455
Mr. Lennon	108,326	6,476	49,389	164,191
Mr. Marshall	83,037	4,722	10,000	97,759
Mr. Schumacher	51,498	2,247	5,000	58,745

(a)	In 2010 the Company made matching contributions related to deferred salary and KEIP under the deferred compensation program in the following amounts for each of the named executive officers:

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution(i)	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Dan	$110,725	$20,625	$90,000	$104,828	$326,178
Mr. Dziedzic	45,758	17,578	15,000	20,396	98,732
Mr. Lennon	42,333	26,034	21,000	18,959	108,326
Mr. Marshall	35,600	20,625	15,500	11,312	83,037
Mr. Schumacher	23,012	11,435	8,000	9,051	51,498

(i)	This includes a credit of $5,409 for Mr. Lennon’s account and a credit of $1,095 for Mr. Schumacher’s account in 2010 in connection with catch-up matching contributions made by the Company.

(b)	In 2010 the Company paid life insurance premiums under the Company’s Executive Salary Continuation Plan for each named executive officer. The Company, not the individual, is the beneficiary under the insurance policies. The Executive Salary Continuation Plan provides a death benefit equal to three times a covered employee’s annual salary payable by the Company in ten equal annual installments to the employee’s designated beneficiary.

(c)	The table below reflects the types and dollar amounts of perquisites and other personal benefits provided to the named executive officers in 2010. For purposes of computing the dollar amounts of the items listed below, the Company used the actual out-of-pocket costs to the Company of providing the perquisite or other personal benefit to the named executive officer, with one exception. The incremental cost for Personal Use of Company Aircraft is based on the cost of fuel, payments to a reserve for maintenance, crew travel expenses, onboard catering costs, and airport fees. Since the Company aircraft is used primarily for business travel, fixed costs that do not change based on personal use, such as pilots’ salaries, are not included. The named executive officers paid any taxes associated with these benefits without reimbursement from the Company. In November 2010, the Compensation Committee determined to reduce substantially the amount of perquisites and other personal benefits provided to the named executive officers in future years.

Name	Personal and Spousal Travel and Entertainment*	Personal Use of Company Aircraft	Club Dues	Tax Preparation and Financial Planning	Executive Physical Examinations	Executive Life Insurance Premiums	Security Systems	Total
Mr. Dan	$2,160	$30,925	$8,528	$6,541	$2,950	$27,721	$2,604	$81,429
Mr. Dziedzic	1,828	–	–	5,825	2,950	–	–	10,603
Mr. Lennon	731	–	2,400	3,702	2,750	38,800	1,006	49,389
Mr. Marshall	–	–	–	10,000	–	–	-	10,000
Mr. Schumacher	–	–	–	5,000	–	–	-	5,000

*	Payments by the Company for certain of the items included in this column were made in Brazilian reais and Canadian dollars. For purposes of this table, the amounts denominated in Brazilian reais were converted into U.S. dollars based on an average interbank market rate on May 26, 2010, which was USD$0.5318 per BRL1.00, and the amounts denominated in Canadian dollars were converted into U.S. dollars based on an average interbank market rate on June 9, 2010, which was USD$0.9487 per CAD$1.00.

2010 Total Compensation for Mr. Dan

Mr. Dan’s 2010 total compensation amount reflected in the Summary Compensation Table includes $2,091,815, which amount relates solely to the change during the year ended December 31, 2010 in the net present value of Mr. Dan’s accrued pension payouts. A change in the actuarial assumptions used to value pension benefits for financial statement purposes, and not any change in the pension benefits earned by Mr. Dan, was the reason for the increase in pension value in 2010. Benefit accruals under the pension plans were frozen for all employees as of December 31, 2005. Mr. Dan, therefore, has earned no additional pension benefits since that date, including during 2010. Excluding the change in pension value amount from Mr. Dan’s total compensation for 2010 and 2009, Mr. Dan’s total compensation declined from $5,133,349 in 2009 to $4,348,052 for 2010. The Compensation Committee did not take into account this actuarial change in pension value in determining Mr. Dan’s 2010 compensation amounts and therefore the Company believes that $4,348,052, which excludes such actuarial change in pension value, better reflects Mr. Dan’s 2010 total compensation.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2010 under the 2005 Equity Plan and the MPIP.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Closing Market Price(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael T. Dan	7/8/2010	–	–	–		115,000	$19.05	$19.17	$546,817
	7/8/2010	–	–	–	30,000			19.17	547,608
	11/11/2010	–	–	–	5,797			26.30	147,517
	1/1/2010	$0	$1,000,000	$2,000,000

Joseph W. Dziedzic	7/8/2010	–	–	–		40,000	19.05	19.17	190,197
	7/8/2010	–	–	–	10,000			19.17	182,536
	11/11/2010	–	–	–	845			26.30	21,503
	1/1/2010	0	200,000	400,000

Frank T. Lennon	7/8/2010	–	–	–		25,000	19.05	19.17	118,873
	7/8/2010	–	–	–	6,500			19.17	118,649
	11/11/2010	–	–	–	6,564			26.30	167,035
	1/1/2010	0	170,000	340,000

McAlister C. Marshall, II	7/8/2010	–	–	–		25,000	19.05	19.17	118,873
	7/8/2010	–	–	–	6,500			19.17	118,649
	11/11/2010	–	–	–	1,152			26.30	29,315
	1/1/2010	0	130,000	260,000

Matthew A.P. Schumacher	7/8/2010	–	–	–		9,000	19.05	19.17	42,794
	7/8/2010	–	–	–	2,500			19.17	45,634
	11/11/2010	–	–	–	1,152			26.30	29,315
	1/1/2010	0	50,000	100,000

(1)	The options and restricted stock units granted on July 8, 2010 were granted under the 2005 Equity Plan. The awards granted as of January 1, 2010 were granted under the MPIP (for the 2010–2012 performance measurement period—payable in 2013). The restricted stock units granted on November 11, 2010 were granted under the 2005 Equity Plan as partial compensation for the substantial reduction in perquisites and personal benefits for named executive officers in future years.

(2)	In accordance with the 2005 Equity Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on July 8, 2010, the date of the grant, as reported on the New York Stock Exchange.

(3)	As of the July 8, 2010 and November 11, 2010 grant dates, respectively.

(4)	For restricted stock unit awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the date of grant, as adjusted for the value of dividends not paid during the vesting period. The stock price at the date of grant was based on the average of the high and low per share quoted sales prices of Brink’s Common Stock on the grant date, as reported on the New York Stock Exchange. Accordingly, a stock price of approximately $18.25 was used to value the July 8, 2010 awards and a stock price of approximately $25.45 was used to value the November 11, 2010 awards.

For options, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the Black-Scholes option-pricing model and the following assumptions: (a) a weighted average annual dividend yield of 2.1% for Brink’s Common Stock; (b) a weighted average expected volatility of 35% for Brink’s Common Stock; (c) a weighted average risk-free rate of return of 1.6% for the July 8, 2010 grants; and (d) a weighted average expected term of 4.25 years. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2010 and incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Stock and Option Awards column will actually be realized. For options, no gain to a named executive officer is possible without an appreciation in stock value after the date of grant.

2010 Base Salaries and Annual Bonus Awards

For a discussion of 2010 base salaries, including a discussion of the factors considered in determining 2010 base salaries, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Base Salary” beginning on page 20. For a discussion of 2010 annual bonus awards, including a discussion of the principles applied and factors considered in determining 2010 annual bonus awards, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Bonus Awards” beginning on page 21.

Equity Award Grants

2005 Equity Incentive Plan

The Company maintains the 2005 Equity Plan, which was approved by the Company’s shareholders and is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation Committee administers the 2005 Equity Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2005 Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, restricted stock units, performance stock units, other stock-based awards or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2005 Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

The duration of options granted under the 2005 Equity Plan is established by the Compensation Committee but may not exceed six years. Subject to a minimum vesting period of one year from the date of grant, the Compensation Committee may impose a vesting schedule on options and determines the acceptable form(s) in which the exercise price may be paid. In general, options continue to be exercisable following termination of employment for 90 days, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, options remain outstanding and continue in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, options fully vest at the time of death (or, if later, on the first anniversary of the grant date) and remain exercisable by the holder’s beneficiary or estate for three years following the holder’s death or their earlier expiration in accordance with their terms. If a change in control were to occur, all outstanding options fully vest and become exercisable.

Restricted stock unit awards granted under the 2005 Equity Plan have specific terms and conditions approved by the Compensation Committee and contained in restricted stock unit award agreements entered into with the named executive officers. In general, restricted stock units are canceled following termination of employment. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, restricted stock units remain outstanding and continue in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, any restrictions on restricted stock units are removed at the time of death (or, if later, on the first anniversary of the grant date). If a change in control were to occur, all restrictions on outstanding restricted stock units are removed, subject to limitations on distribution imposed by Internal Revenue Code Section 409A.

For a discussion of the principles applied in administering the 2005 Equity Plan, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Long-Term Incentive Compensation—2005 Equity Incentive Plan” beginning on page 26.

2010 Stock Option Grants

With respect to the options included in the Grants of Plan-Based Awards Table above, these options (1) become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant and (2) expire six years after the date of grant.

2010 Restricted Stock Unit Awards

Restricted stock unit awards were granted in 2010 and are reported as stock awards in the Grants of Plan-Based Awards Table above. These awards were valued based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the dates of the grant and adjusted for a discount for units that do not receive or accrue dividends during the vesting period, are to be settled in shares of Brink’s Common Stock and vest ratably over a three-year term. The restricted stock unit awards granted on November 11, 2010 were granted as partial compensation for the substantial reduction in future perquisites and personal benefits for named executive officers.

Management Performance Improvement Plan Awards

Management Performance Improvement Plan

The Company maintains the MPIP, which was approved by the Company’s shareholders and is designed to promote the interests of the Company and its subsidiaries by linking financial incentives provided to participants with improvements in the Company’s financial results. The Compensation Committee administers the MPIP, establishes performance measures and is authorized to select key employees of the Company and its subsidiaries to participate in the MPIP.

Each participant is periodically granted performance awards that entitle him or her to receive cash payments following the completion of a three-year performance measurement period, provided that specified performance measures and certain conditions described in the MPIP relating to continuation of employment are satisfied. The maximum incentive payment any one participant may be entitled to receive for any one performance measurement period is $3,000,000.

A performance award terminates unless the participant remains continuously employed by the Company or a subsidiary until the date established by the Compensation Committee for payment of the performance award unless (1) the termination is due to retirement, disability or death, (2) approved by the Compensation Committee or (3) the termination is subsequent to a change in control (as defined in the MPIP). In the event a participant’s employment is terminated due to retirement, disability or death, he or she (or, in the event of the participant’s death, his or her beneficiary) is entitled to a pro-rated portion of the performance award to which he or she would otherwise be entitled based on the portion of the performance measurement period (determined in completed months) during which he or she was continuously employed by the Company or a subsidiary and based on the extent to which the performance goals were achieved as determined at the end of the performance measurement period. In the event of a participant’s termination of employment for reasons other than retirement, disability or death, the Compensation Committee may, but is not obligated to, authorize payment of an amount up to the pro-rated amount that would be payable under the preceding sentence. In the event of a change in control, performance awards are deemed to be earned at 100% of the specified target dollar amount applicable to the performance award and shall be paid as soon as practicable following the earlier of the participant’s termination of employment after the change in control or the end of the performance measurement period during which the change in control occurred, but in no event later than March 15th immediately following the end of the year in which the change in control occurred.

Participants eligible to receive an award are entitled to receive a lump-sum cash payment on a date selected by the Compensation Committee following the end of the performance measurement period. Under the deferred compensation program, participants may elect to defer the receipt of this payment.

The MPIP is intended to be compliant with Section 162(m) of the Internal Revenue Code, so that payments made under the plan retain their tax deductibility. In order to remain compliant, the payouts are calculated by comparing actual performance metrics to those preset by the Compensation Committee.

2010 MPIP Awards

Performance award targets for the 2010–2012 performance measurement period for each named executive officer are included in the Grants of Plan-Based Awards Table above. Actual payments can range from 0% to 200% of the target depending on performance against the pre-established measures.

For a discussion of the principles applied in administering the MPIP and a further discussion of the 2010 MPIP awards, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Long-Term Incentive Compensation—Management Performance Improvement Plan” beginning on page 24.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of all unexercised stock options and unvested restricted stock units for the named executive officers outstanding as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options(1) (#)Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Michael T. Dan	293,990	–	$19.48	7/7/2011	(5)
	165,369	–	29.99	7/13/2012	(6)
	192,931	–	34.68	7/12/2013	(7)
	153,120	76,559	34.92	7/10/2014	(8)
	36,667	73,333	27.59	7/9/2015	(11)
	–	115,000	19.05	7/8/2016	(12)
						20,466	$550,126	(13)
						30,000	806,400	(14)
						5,797	155,823	(15)

Joseph W. Dziedzic	–	40,000	19.05	7/8/2016	(12)
						33,587	902,819	(13)
						10,000	268,800	(14)
						845	22,714	(15)

Frank T. Lennon	64,310	–	29.99	7/13/2012	(6)
	64,310	–	34.68	7/12/2013	(7)
	30,624	15,311	34.92	7/10/2014	(8)
	7,000	14,000	27.59	7/9/2015	(11)
	–	25,000	19.05	7/8/2016	(12)
						3,800	102,144	(13)
						6,500	174,720	(14)
						6,564	176,440	(15)

McAlister C. Marshall, II	10,846	5,422	37.62	9/15/2014	(9)
	6,667	13,333	27.59	7/9/2015	(11)
	–	25,000	19.05	7/8/2016	(12)
						2,658	71,447	(10)
						3,333	89,591	(13)
						6,500	174,720	(14)
						1,152	30,966	(15)

Matthew A.P. Schumacher	5,512	–	19.48	7/7/2011	(5)
	9,187	–	29.99	7/13/2012	(6)
	9,187	–	34.68	7/12/2013	(7)
	6,125	3,062	34.92	7/10/2014	(8)
	2,334	4,666	27.59	7/9/2015	(11)
	–	9,000	19.05	7/8/2016	(12)
						1,333	35,831	(13)
						2,500	67,200	(14)
						1,152	30,966	(15)

(1)	All of these options have become exercisable or will become exercisable as to one third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant.

(2)	In accordance with the Company’s 2005 Equity Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange.

(3)	All of these restricted stock units granted become vested as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant.

(4)	Fair market value was based on the closing price of Brink’s Common Stock on December 31, 2010, as reported on the New York Stock Exchange.

(5)	These options were granted on July 7, 2005 under the 2005 Equity Plan.

(6)	These options were granted on July 13, 2006 under the 2005 Equity Plan.

(7)	These options were granted on July 12, 2007 under the 2005 Equity Plan.

(8)	These options were granted on July 10, 2008 under the 2005 Equity Plan.

(9)	These options were granted on September 15, 2008 under the 2005 Equity Plan.

(10)	These restricted stock units were granted on September 15, 2008 under the 2005 Equity Plan.

(11)	These options were granted on July 9, 2009 under the 2005 Equity Plan.

(12)	These options were granted on July 8, 2010 under the 2005 Equity Plan.

(13)	These restricted stock units were granted on July 9, 2009 under the 2005 Equity Plan.

(14)	These restricted stock units were granted on July 8, 2010 under the 2005 Equity Plan.

(15)	These restricted stock units were granted on November 11, 2010 under the 2005 Equity Plan.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael T. Dan	293,990	$2,462,581	10,234	$197,209
Joseph W. Dziedzic	–	–	16,794	323,620
Frank T. Lennon	–	–	1,900	36,613
McAlister C. Marshall, II	–	–	4,326	91,818
Matthew A.P. Schumacher	3,674	7,793	667	12,853

PENSION BENEFITS

The Company provides retirement benefits to U.S. non-union employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) The named executive officers are among those covered by these plans. There are no other plans providing defined benefit pension payments to them.

Benefit accruals under both plans were frozen for all employees as of December 31, 2005. The named executive officers, therefore, earned no additional pension benefits during 2010. Mr. Dziedzic does not participate in the pension plans.

The following table presents information as of December 31, 2010 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Michael T. Dan	Pension-Retirement Plan	24.000	$790,763
	Equalization Plan	24.000	8,536,935
Joseph W. Dziedzic	Pension-Retirement Plan	–	–
	Equalization Plan	–	–
Frank T. Lennon	Pension-Retirement Plan	28.405	1,083,554
	Equalization Plan	28.405	2,234,488
McAlister C. Marshall, II	Pension-Retirement Plan	5.601	55,634
	Equalization Plan	5.601	2,017
Matthew A.P. Schumacher	Pension-Retirement Plan	4.686	90,745
	Equalization Plan	4.686	16,058

For purposes of computing the present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 5.3% discount rate for the measurement date of December 31, 2010; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis, except for payments under the equalization plan for Messrs. Dan and Lennon, who have each elected to receive a lump sum. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2010. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2010 and incorporated by reference into this proxy statement. In addition, the Company has assumed each named executive officer will attain the age of 65; longevity is determined using the RP-2000 blue collar male mortality table for pension-retirement plan calculations, the RP-2000 white collar male mortality table for annuity payment calculations for the equalization plan and the GATT 2003 mortality table for lump sum calculations for the equalization plan.

Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries as of and before December 31, 2005 who were not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, the named executive officers had been credited under the pension-retirement plan with the following years of benefit accrual service: Mr. Dan, 21.395 years; Mr. Lennon, 25.811 years; Mr. Marshall, 2.930 years; and Mr. Schumacher, 1.981 years. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, the named executive officers had been credited under the pension-retirement plan, as amended June 1, 2003, with the following additional years of benefit accrual service after June 1, 2003: Mr. Dan, 2.605 years; Mr. Lennon, 2.594 years; Mr. Marshall, 2.671 years; and Mr. Schumacher, 2.705 years. Benefit accrual service is based on computation periods, which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36-month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

—	for the portion of the accrued benefit earned before June 1, 2003:

—	2.1% of his average salary multiplied by his number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

—	1% of his average salary multiplied by his number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less

—

0.55% of his covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by his number of years of benefit accrual service completed as of May 31, 2003.

—	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:

—	1.75% of his average salary multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

—	1% of his average salary multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less

—

0.55% of his covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he reaches age 65, provided he has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his early retirement date precedes his normal retirement date. Mr. Lennon is eligible for retirement under the pension-retirement plan and Mr. Dan is eligible for early retirement under the pension-retirement plan.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Internal Revenue Code limitations is the same as would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement. In accordance with the equalization plan, the Company has contributed to a trust, established between the Company and JPMorgan Chase, amounts in cash intended to be sufficient to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. Further contributions may be made only to the extent that the funded percentage of the equalization plan after a contribution does not exceed the funded percentage of the pension-retirement plan. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

NONQUALIFIED DEFERRED COMPENSATION

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions, dividends credited to the participants’ accounts during 2010, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2010. Since deferrals, along with any matching contributions, related to the KEIP and the MPIP are settled in the year after they are earned, these amounts differ from those reflected in the Summary Compensation Table, which, for 2008, are based on amounts earned in 2008 but paid in 2009, for 2009, are based on amounts earned in 2009 but paid in 2010 and for 2010, are based on amounts earned in 2010 but paid in 2011.

Name	Executive Contributions in Last FY(1) ($)	Company Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
Michael T. Dan	$284,588	$305,553	$203,733	$–	$14,095,576
Joseph W. Dziedzic	77,075	81,154	2,677	–	264,473
Frank T. Lennon	78,500	82,292	58,084	374,987	3,768,167
McAlister C. Marshall, II	60,150	62,412	3,098	–	273,585
Matthew A.P. Schumacher	38,253	40,063	3,128	–	253,954

(1)	Under the deferred compensation program, a participant is permitted to defer base salary, incentive amounts earned under the KEIP and the MPIP and amounts in excess of 401(k) limits as supplemental savings. The dollar value of the deferred amounts is converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See the description of the formulas beginning on page 41. The following table sets forth the amount of salary and cash incentive awards deferred in 2010 under the deferred compensation program by each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Deferred	Incentive Compensation Deferred(a)	Total	Common Stock Units
Mr. Dan	$194,588	$90,000	$284,588	11,716
Mr. Dziedzic	62,075	15,000	77,075	3,238
Mr. Lennon	57,500	21,000	78,500	3,283
Mr. Marshall	44,650	15,500	60,150	2,514
Mr. Schumacher	30,253	8,000	38,253	1,609

(a)	The incentive compensation deferred in 2010 was earned by each named executive officer for 2009.

(2)	Under the deferred compensation program, a participant also receives Company matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See the description of the formulas beginning on page 41. The following table sets forth the amount of Company matching contributions made in 2010 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Matching Contribution	Key Employees Incentive Plan Matching Contribution	Supplemental Savings Plan Matching Contribution	Total(a)	Common Stock Units
Mr. Dan	$110,725	$90,000	$104,828	$305,553	12,582
Mr. Dziedzic	45,758	15,000	20,396	81,154	3,416
Mr. Lennon	42,333	21,000	18,959	82,292	3,449
Mr. Marshall	35,600	15,500	11,312	62,412	2,613
Mr. Schumacher	23,012	8,000	9,051	40,063	1,689

(a)	These amounts are included within “All Other Compensation” for 2010 in the Summary Compensation Table.

(3)

Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2010 for the common stock units in each named executive officer’s account and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Dividends on Brink’s Common Stock(a)	Common Stock Units
Mr. Dan	$203,733	8,873
Mr. Dziedzic	2,677	118
Mr. Lennon	58,084	2,522
Mr. Marshall	3,098	135
Mr. Schumacher	3,128	138

(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.

(4)	Participants who made an election by December 31, 2007 to receive a one-time in-service distribution of the vested portion of his or her account under the deferred compensation program received such distribution in 2008, subject to the limitations under Section 162(m) of the Internal Revenue Code. The distribution was made in the form of Brink’s Common Stock. Any undistributed portion of a participant’s account remained credited to his or her account. Due to Section 162(m) limitations, Mr. Lennon did not receive his full distribution in 2008, but received a partial distribution in that year and in subsequent years, including 2010.

(5)	The following table sets forth the composition of the aggregate balance of deferred compensation as of December 31, 2010 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock, (d) aggregate distributions to participants, and (e) the aggregate number of units representing shares of Brink’s Common Stock credited to each named executive officer’s account:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)	Common Stock Units(b)
Mr. Dan	20	$5,630,951	$3,502,667	$6,036,319	$1,074,361	$14,095,576	524,389
Mr. Dziedzic	1	115,670	122,619	26,184	–	264,473	9,839
Mr. Lennon	20	1,892,230	988,298	1,982,571	1,094,932	3,768,167	140,185
Mr. Marshall	8	162,029	126,555	48,379	63,378	273,585	10,178
Mr. Schumacher	10	295,207	281,166	353,361	675,780	253,954	9,448

(a)	Represents value as of December 31, 2010, including unit allocations on January 3, 2011.

(b)	Includes unit allocations on January 3, 2011.

Key Employees’ Deferred Compensation Program

Deferrals

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

—	up to 100% of his cash incentive payments awarded under the KEIP (in 10% increments),

—	up to 50% of his base salary (in 5% increments),

—

any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code and

—	up to 100% of his cash incentive payments awarded under the MPIP (in 10% increments).

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred), deferred salary (100% of the first 10% deferred) and supplemental 401(k) Plan contributions (125% of the first 5% of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan).

Amounts deferred under the salary and supplemental savings portion of the deferred compensation program, including Company matching contributions, are converted on the first business day of the month following the month in which the deferral was made into common stock units that represent an equivalent number of shares of Brink’s Common Stock. The dollar values are converted in accordance with the formula in the deferred compensation program, which is based on the average of the high and low per share quoted sale prices for Brink’s Common Stock as reported on the New York Stock Exchange for each trading day during the month immediately preceding the crediting of such units. Dividends paid with respect to the common stock units in a participant’s account are also converted into common stock units using an average market price for Brink’s Common Stock on the payment date for the dividend.

Amounts deferred related to KEIP awards, including Company matching contributions, are converted to common stock units using the average market price for the month preceding the month in which the KEIP awards are paid. Amounts deferred related to MPIP awards are converted using the average market price for the month preceding the month in which the MPIP awards are paid.

Distributions

General.  The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid in lieu of the issuance of fractional shares. However, the value of the shares of Brink’s Common Stock and cash distributed with respect to amounts deferred before January 1, 2007 may not be less than the following:

—	with respect to deferred salary, the amount of salary actually deferred by the participant, including related dividends, but excluding any matching contributions and related dividends; and

—

with respect to deferred cash incentive payments under the KEIP and the MPIP, the amount actually deferred by the participant under such plans, including related dividends, but excluding any matching contributions and related dividends.

This minimum value of the shares of Brink’s Common Stock and cash distributed with respect to deferred incentive payments does not apply to supplemental 401(k) Plan deferrals or to any amounts deferred after January 1, 2007.

Termination Upon Death, Retirement, Disability or Change in Control.  Upon the termination of participation as a result of death, retirement, total and permanent disability or termination for any reason within three years following a change in control, lump- sum distributions for all accrued units are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to ten equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control.  In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant and related dividends. In addition, the participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for “cause,” the participant forfeits all common stock units attributable to matching contributions and related dividends credited to the participant’s account under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months that the participant participated in the deferred compensation program as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
at least 36 months but less than 48 months	50%
at least 48 months and less than 60 months	75%
60 months or more	100%

Messrs. Dan, Lennon, Marshall and Schumacher are fully vested. Mr. Dziedzic is 0% vested.

Lump-sum distributions are made six months after termination of employment. A participant may elect, however, to receive the shares in up to ten equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

In-Service Distributions.  In 2007, the deferred compensation program was amended to eliminate the ability to receive in-service distributions, other than for the following one-time only exception. Because of changes made to the deferred compensation program in response to Section 409A of the Internal Revenue Code, and because of certain transition relief available under Section 409A that expired on December 31, 2008, the Compensation Committee determined that it was appropriate to allow each participant to elect to receive an in-service distribution of the vested portion of his or her account under the deferred compensation program, provided that distributions would only be permitted if they were tax deductible by the Company under Internal Revenue Code Section 162(m). Portions of any distributable amounts that were above the Section 162(m) limitation are distributed annually up to the tax-deductible limit. Accordingly, any participant who made an election by December 31, 2007 received a distribution in 2008 of the vested portion of his or her account under the deferred compensation program, subject to the Section 162(m) limitation. Because Mr. Lennon’s original distribution was subject to the Section 162(m) limitation, he received a partial distribution in 2008 and in each subsequent year, including 2010. The distributions were made in the form of Brink’s Common Stock. Any undistributed portion of a participant’s account remains credited to his or her account.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In addition to the general provisions of the Company’s benefit plans, there are the following types of contracts currently in place which govern payments to the named executive officers in connection with termination or a change in control:

—	An employment agreement with Mr. Dan;

—	A severance agreement with Mr. Lennon; and

—	Change in control agreements with all of the named executive officers.

The agreements and the Company’s benefit plans have been designed so that payments and benefits are not duplicative. The agreements, and benefits available under the agreements, are explained below on pages 43 through 48. Summary tables reflecting the payments that would be expected to be paid to each named executive officer under various termination circumstances as of December 31, 2010 are also set forth below on pages 48 through 55.

The following section describes each contract, agreement, plan or arrangement that provides for payments to the named executive officers at, following or in connection with their termination from the Company, including following a change in control of the Company.

Certain Definitions under the Agreements

The agreements with the named executive officers generally define “cause,” “change in control” and “good reason” as follows:

—	“cause” means:

—

in the severance agreement for Mr. Lennon, an act or acts of dishonesty intended to result in substantial personal enrichment at the expense of the Company or repeated material violations by the named executive officer of the terms of the applicable agreement that are demonstrably willful and deliberate and that remain uncured within a reasonable time after written notice specifying the nature of such violations.

—

in the employment agreement with Mr. Dan and in the change in control agreements, embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.

—	a “change in control” generally will be deemed to have occurred:

—

upon any (1) combination of the Company in which the Company is not the surviving entity or (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

—	when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or

—

if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

—

“good reason” generally means any of the following events that is not cured by the Company within 30 days after written notice thereof from the named executive officer to the Company, which written notice must be made within 90 days of the occurrence of the event:

—

without the named executive officer’s express written consent, (1) any action by the Company that results in a material diminution in the named executive officer’s position, authority, duties or responsibilities or (2) any material failure by the Company to comply with its obligations to provide the named executive officer with the benefits to which he is entitled for continued employment under the applicable agreement;

—	without the named executive officer’s express written consent, the Company’s requiring a material change to the named executive officer’s work location;

—	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement; or

—	any material breach by the Company of the agreement;

—

provided, however, that good reason will cease to exist if the named executive officer has not terminated employment within two years following the initial occurrence of the event constituting good reason.

Employment Agreement with Mr. Dan

As of May 4, 1998, the Company entered into an employment agreement with Mr. Dan that, as amended as of May 13, 2009, provides him with a minimum annual salary of $1,107,250 for a period ending March 31, 2013, in exchange for his services as President and Chief Executive Officer of the Company. As described under “Compensation Discussion and Analysis,” Mr. Dan’s base salary is reviewed at least annually by the Compensation Committee and may be increased based on certain factors, including corporate and individual performances and increases in relevant cost of living indices. Under his employment agreement, Mr. Dan is also entitled to participate in all applicable Company retirement and benefit plans. The employment agreement also provides that the Company will extend health care coverage to Mr. Dan’s former wife. Mr. Dan pays the premiums for this coverage.

In the event that the Company terminates Mr. Dan’s employment for cause or he voluntarily terminates his employment other than for a deemed constructive termination, he generally will receive the salary to which he is entitled under the employment agreement only through the date of his termination. Any rights and benefits that he may have under the Company’s employee benefit plans and programs will be determined in accordance with the terms of such plans and programs.

In the event that the Company terminates Mr. Dan’s employment other than for cause, death or incapacity, or if Mr. Dan terminates his employment for a deemed “constructive termination,” Mr. Dan will be entitled to receive either:

—	if a change in control of the Company has occurred, the payments due to him under the provisions of the change in control agreement described below; or

—

in all other cases, a lump-sum cash payment equal to (1) his annual salary, as in effect immediately prior to such termination, multiplied by two, plus (2) the bonus, if any, paid to him in respect of the immediately preceding fiscal year, multiplied by two, plus (3) a reasonable sum reflecting the economic equivalent of applicable Company retirement and employment benefit plans, including the salary continuation plan and the Company’s charitable matching program, for a two-year period starting with his date of termination.

“Constructive termination” means any of the following events that is not cured by the Company within 30 days after written notice to the Company, which notice must be made within 90 days of the occurrence of the event:

—

any material breach by the Company of the agreement, including a reduction in salary level, unless such reduction is implemented as part of a broad-based salary reduction program for Company executives;

—	a material diminution in the nature and scope of the authorities, powers, duties or responsibilities attached to Mr. Dan’s position in effect immediately prior to the change; or

—	without consent, the Company’s requiring a change to Mr. Dan’s work location;

—	provided, however, that constructive termination will cease to exist if Mr. Dan has not terminated employment within two years following the initial occurrence of the event.

If Mr. Dan’s employment is terminated by reason of his death, his salary for the month in which his death occurs shall be paid to his designated beneficiary, or in the absence of such designation, to his estate or other legal representative. Any other death benefits will be determined in accordance with the terms of the Company’s benefit programs and plans. If Mr. Dan’s employment is terminated by reason of his incapacity, he will be entitled to:

—

for the first six months following termination, his annual salary, as in effect immediately prior to such termination and following such six-month period, 50 percent of his annual salary, as in effect immediately prior to commencement of the period of incapacity, until March 31, 2013;

—	provided, however, that such amounts will be offset by other long-term disability benefits provided to Mr. Dan during such period of incapacity; and

—	continued coverage in applicable Company retirement and employment benefit programs and plans, in accordance with the terms and provisions of such programs and plans.

In the event of a conflict between the terms of Mr. Dan’s employment agreement and his change in control agreement, the terms of the change in control agreement govern. Mr. Dan’s employment agreement also contains confidentiality and non-competition provisions to which he is subject during and for three years after termination of his employment.

Severance Agreement with Mr. Lennon

On September 22, 1997, the Company entered into a severance agreement with Mr. Lennon. Under this agreement, if Mr. Lennon terminates his employment for good reason or the Company terminates his employment other than for cause, death or incapacity, he will receive the compensation and other benefits described below:

—	The Company will make a lump sum cash payment (or in stock if provided by a relevant plan) consisting of the aggregate of the following amounts:

—

the sum of (1) the currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of the highest annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of his termination, and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) through (3) is referred to in this sub-section and in the tables below as the “Accrued Obligation Payment”); and

—	an amount equal to three times the sum of his annual base salary and his highest annual bonus awarded during the last three years.

—

For three years after Mr. Lennon’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to him and/or his family at least equal to those that would have been provided to him in accordance with benefit plans, programs, practices and policies, including medical, disability, group life, accidental death and travel accident insurance plans and programs, if his employment had not been terminated or, if more favorable to him, as in effect generally at any time thereafter. However, if Mr. Lennon becomes employed by another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits provided by the Company will be secondary to those provided under such other plan during such applicable period of eligibility.

—	The Company will provide Mr. Lennon with outplacement services.

—

All unexercised Brink’s Common Stock options granted before the date of termination, whether or not such options are exercisable on the date of termination, will become immediately vested and exercisable.

—	The Company, if requested within three years of the date of termination, will arrange for the purchase of Mr. Lennon’s principal residence and the provision of certain relocation benefits to him.

—

To the extent not already paid or provided, the Company will pay or provide to Mr. Lennon any other amounts or benefits required to be paid or provided or that he is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid Brink’s Common Stock and similar compensation (such other amounts and benefits are referred to in this sub-section and in the tables below as the “Other Benefits”).

If Mr. Lennon’s employment is terminated by reason of his death or incapacity, Mr. Lennon’s severance agreement will terminate without further obligations to him other than for payment of:

—	the Accrued Obligation Payment; and

—

the provision by the Company of death benefits or disability benefits, as applicable, in accordance with the Company’s welfare benefit plans and programs as in effect on the date of the severance agreement or, if more favorable to Mr. Lennon, at his deemed date of termination.

If the Company terminates Mr. Lennon’s employment for cause, the severance agreement will terminate without further obligations to him, other than payment of (1) his currently effective annual base salary through the date of termination and (2) any Other Benefits, in each case to the extent not already paid.

If Mr. Lennon voluntarily terminates his employment, the severance agreement will terminate without further obligations to him, other than payment of the Accrued Obligation Payment and Other Benefits.

If the payments received under the severance agreement are subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, Mr. Lennon will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that would have been received if the excise tax had not been imposed.

The benefits payable under Mr. Lennon’s change in control agreement and the severance agreement are not duplicative. In the event of a conflict between the terms of the two agreements, Mr. Lennon is entitled to receive the compensation and benefits most favorable to him. Mr. Lennon’s severance agreement also contains confidentiality provisions to which he is subject during and for three years after termination of his employment.

Change in Control Agreements

The change in control agreements provide the named executive officers with certain compensation and continued benefits in the event that a “change in control” occurs and they remain employed by the Company or its successor for one year following the change in control. In addition, these agreements provide the named executive officers with certain compensation and benefits in the event that a change in control occurs and either they are terminated by the Company without “cause” or they quit for “good reason” within two years following a change in control. On February 25, 2010, the named executive officers entered into new change in control agreements with the Company that superseded and replaced change in control agreements previously in effect. The agreements standardize the change in control agreement provisions for these executives and eliminate tax gross-up provisions for these executives to the extent those provisions were contained in previous change in control agreements. The principal terms of these agreements are described below. The expiration date for each of the change in control agreements is February 25, 2013.

Change in Control Agreements—Benefits Following a Change in Control if Named Executive Officer is not Terminated

Salary and Bonus.  During the first year of employment following a change in control, each named executive officer will receive annual compensation equal to the sum of (1) a salary not less than the named executive officer’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the named executive officer’s average bonus award under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred.

Incentive, Savings and Retirement Plans.  During the named executive officer’s continued employment, he is entitled to continue to participate in all available incentive and savings plans and programs.

Welfare Benefit Plans.  During the named executive officer’s continued employment, he and/or his family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity.  If a named executive officer terminates his employment for good reason or the Company terminates the named executive officer’s employment following the date of the change in control other than for cause, death or incapacity, the named executive officer will receive the following compensation and other benefits:

—	The Company will make a lump sum cash payment to the named executive officer consisting of the aggregate of the following amounts:

—

the sum of (1) the named executive officer’s currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of his average annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of his termination and (3) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (3) is referred to in this subsection and in the tables below as the “Accrued Obligation Payment”); and

—	an amount equal to two times the sum of his annual base salary and his average annual bonus awarded during the past three years.

—	The Company will provide the named executive officer with outplacement services.

—

To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the named executive officer is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to in this sub-section and in the tables below as the “Other Benefits”).

Under their respective change in control agreements, in the event the named executive officer elects continued medical benefit coverage, the Company will reimburse him for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had his employment continued.

Termination for Death or Incapacity.  If a named executive officer’s employment is terminated by reason of the named executive officer’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the named executive officer’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the named executive officer, at the named executive officer’s deemed date of termination.

Termination for Cause.  If the Company or its successor terminates a named executive officer’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the named executive officer other than payment of (1) the named executive officer’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.

Termination for Other Than for Good Reason.  If a named executive officer voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the named executive officer, other than for the payment of the Accrued Obligation Payment and Other Benefits.

Hypothetical Termination Benefits Following Termination Without a Change in Control

The tables below provide information with respect to the compensation and other benefits payable by the Company to the named executive officers as of December 31, 2010 under the scenarios covered by the agreements described above and the Company’s policies and programs assuming their employment is terminated without a change in control.

Termination of Employment by Named Executive Officer for Good Reason

or by the Company for Other Than Cause, Death or Incapacity

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer terminated his employment for good reason or the Company terminated the named executive officer’s employment on December 31, 2010 other than for cause, death or incapacity and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Acceleration of Unvested Stock Awards and Options(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$–	$4,014,500	$77,975	$–	$–	$9,327,698	$14,095,576	$27,515,749
Mr. Dziedzic	–	–	–	–	–	–	167,567	167,567
Mr. Lennon	300,000	2,182,500	191,652	649,054	311,726	3,318,042	3,768,167	10,721,141
Mr. Marshall	–	–	–	–	–	57,651	273,585	331,236
Mr. Schumacher	–	–	–	–	–	106,803	253,954	360,757

(1)	The effect of accelerating any unvested restricted stock unit at December 31, 2010 is based on the number of unvested restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2010. The effect of accelerating any unvested option at December 31, 2010 is based on the difference between the closing price of Brink’s Common Stock at December 31, 2010 and the respective option’s exercise price. Under the terms of Mr. Dan’s employment agreement, unvested options would not receive accelerated vesting.

(2)	Includes the estimated benefit under the Company’s Senior Executive Relocation Program. Only Mr. Lennon is covered under this program.

Termination of Employment by Reason of Named Executive Officer’s Death

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer’s employment terminated by reason of the named executive officer’s death on December 31, 2010 and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Present Value of Death Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit(3)	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$–	$2,906,251	$4,043,199	$6,277,922	$14,095,576	$27,322,948
Mr. Dziedzic	–	1,215,258	1,574,192	–	264,473	3,053,923
Mr. Lennon	300,000	1,122,079	945,134	1,528,594	3,768,167	7,663,974
Mr. Marshall	–	965,907	692,474	77,902	273,585	2,009,868
Mr. Schumacher	–	607,629	292,654	72,696	253,954	1,226,933

(1)	The executive’s beneficiary or estate will receive ten equal annual payments totaling three times the executive’s base salary. These amounts reflect the net present value of the payments discounted at 3.0%.

(2)	Includes (a) the pro-rated portion of any outstanding MPIP award assuming performance goals are achieved at the target level after December 31, 2010, (b) the effect of accelerating any unvested option at December 31, 2010 and (c) the effect of accelerating any unvested restricted stock unit at December 31, 2010:

Name	MPIP	Acceleration of Unvested Stock Awards and Options(a)	Total
Mr. Dan	$1,630,400	$2,412,799	$4,043,199
Mr. Dziedzic	66,660	1,507,532	1,574,192
Mr. Lennon	296,080	649,054	945,134
Mr. Marshall	130,000	562,474	692,474
Mr. Schumacher	88,187	204,467	292,654

(a)	The effect of accelerating any unvested restricted stock unit at December 31, 2010 is based on the number of unvested restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2010. The effect of accelerating any unvested option at December 31, 2010 is based on the difference between the closing price of Brink’s Common Stock at December 31, 2010 and the respective option’s exercise price.

(3)	The Company’s pension plans provide for a joint and survivor benefit to each participant’s spouse. These amounts reflect the actuarial present value of such benefit, assuming the benefit is payable at approximately 50% of the benefit that would have been payable to the participant if he or she were retired.

Termination of Employment by Reason of Named Executive Officer’s Incapacity

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer’s employment terminated by reason of the named executive officer’s incapacity on December 31, 2010 and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$–	$2,075,908	$4,043,199	$9,327,698	$14,095,576	$29,542,381
Mr. Dziedzic	–	4,307,102	1,574,192	–	264,473	6,145,767
Mr. Lennon	300,000	–	945,134	3,318,042	3,768,167	8,331,343
Mr. Marshall	–	4,046,527	692,474	57,651	273,585	5,070,237
Mr. Schumacher	–	1,993,937	292,654	106,803	253,954	2,647,348

(1)

In the event of incapacity, short-term disability payments are payable for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. Thereafter, long-term disability payments are payable until the retirement of the executive (usually at the social security retirement age). Such payments cover 60% of the executive’s base salary and three year average KEIP bonus with a limit of $25,000 per month. Other than for Mr. Dan, the amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation premiums during the disability period, discounted at 5.3%. Under the terms of Mr. Dan’s employment agreement, disability payments are at 100% of base salary for six months, and then at 50% of base salary until the expiration of his employment agreement. Thereafter, amounts would be provided as previously described.

(2)	For details, see table above. Includes (a) the pro-rated portion of any outstanding MPIP award assuming performance goals are achieved at the target level after December 31, 2010, (b) the effect of exercising any unvested option at December 31, 2010 when such options eventually vest (options are not accelerated in the event of incapacity with no change in control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2010) and the respective option’s exercise price and (c) the effect of accelerating any unvested restricted stock unit at December 31, 2010 based on the closing price of Brink’s Common Stock at December 31, 2010.

Termination of Employment by the Company for Cause

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the Company terminated the named executive officer’s employment for cause on December 31, 2010 and that a change in control had not occurred as of that date.

Name	Annual Base Salary Not Previously Paid(1)	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$–	$–	$9,327,698	$10,308,656	$19,636,354
Mr. Dziedzic	–	–	–	167,567	167,567
Mr. Lennon	–	–	3,318,042	2,673,461	5,991,503
Mr. Marshall	–	–	57,651	159,936	217,587
Mr. Schumacher	–	–	106,803	156,920	263,723

(1)	All Annual Base Salary was paid as of December 31, 2010.

Termination of Employment by Named Executive Officer for Other Than Good Reason

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer voluntarily terminated his employment on December 31, 2010 other than for good reason and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$–	$–	$9,327,698	$14,095,576	$23,423,274
Mr. Dziedzic	–	–	–	167,567	167,567
Mr. Lennon	300,000	–	3,318,042	3,768,167	7,386,209
Mr. Marshall	–	–	57,651	273,585	331,236
Mr. Schumacher	–	–	106,803	253,954	360,757

Retirement of Named Executive Officer

(Without a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer retired from the Company on December 31, 2010 and that a change in control had not occurred as of that date.

Name	Accrued Obligation Payment	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$–	$4,043,199	$10,531,778	$14,095,576	$28,670,553
Mr. Dziedzic(2)	–	–	–	–	–
Mr. Lennon	300,000	945,134	3,318,042	3,768,167	8,331,343
Mr. Marshall(2)	–	–	–	–	–
Mr. Schumacher(2)	–	–	–	–	–

(1)	For details, see table on page 49. Includes the effect of exercising any unvested option at December 31, 2010 when such options eventually vest (options are not accelerated in the event of retirement with no change in control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2010) and the respective option’s exercise price. Also includes the effect of unvested restricted stock units based on the closing price of Brink’s Common Stock at December 31, 2010.

(2)	Messrs. Dziedzic, Marshall and Schumacher are not eligible for retirement.

Hypothetical Termination Benefits Following a Change in Control

The tables below provide information with respect to the compensation and other benefits payable by the Company as of December 31, 2010 to the named executive officers under the scenarios covered by their change in control agreements in effect at such time and the Company’s plans and programs, assuming a change in control occurs.

Continued Employment until December 31, 2011

(Following a Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2010 and that each of these named executive officers continued their employment with the Company until December 31, 2011.

Name	Salary	Bonus	Benefits Under Incentive, Savings and Retirement Plans(1)	Benefits under Welfare Benefit Plans	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,107,250	$1,291,667	$326,178	$24,995	$9,327,698	$14,095,576	$26,173,364
Mr. Dziedzic	463,000	300,950	101,779	21,621	–	264,473	1,151,823
Mr. Lennon	427,500	261,667	102,916	17,938	3,318,042	3,768,167	7,896,230
Mr. Marshall	368,000	186,600	83,038	19,268	57,651	273,585	988,142
Mr. Schumacher	231,500	91,667	60,680	14,878	106,803	253,954	759,482

(1)	Assumes (a) identical matching contributions under the deferred compensation program as those paid in the year ended December 31, 2010, for Messrs. Dan, Dziedzic, Lennon, Marshall and Schumacher, (b) projected maximum matching contributions under the 401(k) Plan of $20,625 and (c) no incremental benefit earned under any pension plan for which benefits were frozen at December 31, 2005.

Termination of Employment by Named Executive Officer for Good Reason

or by the Company for Other Than Cause, Death or Incapacity

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2010 and that the named executive officer terminated his employment for good reason or the Company terminated the named executive officer’s employment on that date other than for cause, death or incapacity.

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,291,667	$4,797,833	$373,945	$5,412,799	$9,327,698	$14,095,576	$35,299,518
Mr. Dziedzic	300,950	1,527,900	135,328	1,707,532	–	264,473	3,936,183
Mr. Lennon	300,000	2,182,500	191,652	1,500,780	3,318,042	3,768,167	11,261,141
Mr. Marshall	186,600	1,109,200	103,926	822,474	57,651	273,585	2,553,436
Mr. Schumacher	91,667	646,333	69,211	364,467	106,803	253,954	1,532,435

(1)	Includes (a) the value of all outstanding MPIP awards deemed to be earned at 100% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 35, (b) the effect of accelerating any unvested option or restricted stock unit at December 31, 2010, (c) the effect of any tax gross-up payments for Mr. Lennon, which would not be applicable for termination payments as of December 31, 2010 because no excise tax would be owed, and (d) the estimated benefit under the Company’s Senior Executive Relocation Program for Mr. Lennon:

Name	MPIP	Acceleration of Unvested Stock Awards and Options(a)	Tax Gross-Up Payment	Relocation	Total
Mr. Dan	$3,000,000	$2,412,799	$–	$–	$5,412,799
Mr. Dziedzic	200,000	1,507,532	–	–	1,707,532
Mr. Lennon	540,000	649,054	–	311,726	1,500,780
Mr. Marshall	260,000	562,474	–	–	822,474
Mr. Schumacher	160,000	204,467	–	–	364,467

(a)	The effect of accelerating any unvested restricted stock unit at December 31, 2010 is based on the number of unvested restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2010. The effect of accelerating any unvested option at December 31, 2010 is based on the difference between the closing price of Brink’s Common Stock at December 31, 2010 and the respective option’s exercise price.

Termination of Employment by Reason of Named Executive Officer’s Death

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2010 and that the named executive officer’s employment terminated by reason of the named executive officer’s death on that date.

Name	Accrued Obligation Payment	Present Value of Death Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,291,667	$2,906,251	$5,412,799	$6,277,922	$14,095,576	$29,984,215
Mr. Dziedzic	300,950	1,215,258	1,707,532	–	264,473	3,488,213
Mr. Lennon	300,000	1,122,079	1,189,054	1,528,594	3,768,167	7,907,894
Mr. Marshall	186,600	965,907	822,474	77,902	273,585	2,326,468
Mr. Schumacher	91,667	607,629	364,467	72,696	253,954	1,390,413

(1)

Includes (a) the effect of all outstanding MPIP awards deemed to be earned at 100% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 35, and (b) the effect of accelerating any unvested option or restricted stock unit at December 31, 2010 based on the difference between the closing price of Brink’s Common

Stock at December 31, 2010 and the respective option’s exercise price and the value of unvested restricted stock units based on the closing price of Brink’s Common Stock at December 31, 2010.

Name	MPIP	Acceleration of Unvested Stock Awards and Options	Total
Mr. Dan	$3,000,000	$2,412,799	$5,412,799
Mr. Dziedzic	200,000	1,507,532	1,707,532
Mr. Lennon	540,000	649,054	1,189,054
Mr. Marshall	260,000	562,474	822,474
Mr. Schumacher	160,000	204,467	364,467

Termination of Employment by Reason of Named Executive Officer’s Incapacity

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2010 and the named executive officer’s employment terminated by reason of incapacity on that date.

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,291,667	$1,663,955	$5,412,799	$9,327,698	$14,095,576	$31,791,695
Mr. Dziedzic	300,950	4,307,102	1,707,532	–	264,473	6,580,057
Mr. Lennon	300,000	–	1,189,054	3,318,042	3,768,167	8,575,263
Mr. Marshall	186,600	4,046,527	822,474	57,651	273,585	5,386,837
Mr. Schumacher	91,667	1,993,937	364,467	106,803	253,954	2,810,828

(1)	See table on pages 52 and 53 for details.

Termination of Employment by the Company for Cause

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2010 and that the Company terminated the named executive officer’s employment for cause on that date.

Name	Annual Base Salary Not Previously Paid(1)	Earn Out of Open Long Term Awards(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$–	$5,412,799	$9,327,698	$10,308,656	$25,049,153
Mr. Dziedzic	–	1,707,532	–	167,567	1,875,099
Mr. Lennon	–	1,189,054	3,318,042	2,673,461	7,180,557
Mr. Marshall	–	822,474	57,651	159,936	1,040,061
Mr. Schumacher	–	364,467	106,803	156,920	628,190

(1)	All Annual Base Salary was paid as of December 31, 2010.

(2)	See table on pages 52 and 53 for details.

Termination of Employment by Named Executive Officer for Other Than Good Reason

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2010 and that the named executive officer voluntarily terminated his employment on that date other than for good reason.

Name	Accrued Obligation Payment	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,291,667	$5,412,799	$9,327,698	$14,095,576	$30,127,740
Mr. Dziedzic	300,950	1,707,532	–	264,473	2,272,955
Mr. Lennon	300,000	1,189,054	3,318,042	3,768,167	8,575,263
Mr. Marshall	186,600	822,474	57,651	273,585	1,340,310
Mr. Schumacher	91,667	364,467	106,803	253,954	816,891

(1)	See table on pages 52 and 53 for details.

Retirement of Named Executive Officer

(Following Change in Control)

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2010 and that the named executive officer retired from the Company on that date.

Name	Accrued Obligation Payment	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,291,667	$5,412,799	$10,531,778	$14,095,576	$31,331,820
Mr. Dziedzic(2)	–	–	–	–	–
Mr. Lennon	300,000	1,189,054	3,318,042	3,768,167	8,575,263
Mr. Marshall(2)	–	–	–	–	–
Mr. Schumacher(2)	–	–	–	–	–

(1)	See table on pages 52 and 53 for details.

(2)	Messrs. Dziedzic, Marshall and Schumacher are not eligible for retirement.

Summary of Payments for Named Executive Officers

The following table summarizes the payments and benefits available to each named executive officer as of December 31, 2010 under each termination scenario that has been described on pages 48 to 54.

Payments Upon Termination

as of December 31, 2010

Named Executive Officers

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement(2)	Without Cause or for Good Reason(3)	Cause	Voluntary	Death	Incapacity	Retirement(2)	Without Cause or for Good Reason(3)
Mr. Dan
Already Earned(1)	$19,636,354	$23,423,274	$20,373,498	$23,423,274	$24,627,354	$23,423,274	$19,636,354	$23,423,274	$20,373,498	$23,423,274	$24,627,354	$23,423,274
Additional Payments	–	–	6,949,450	6,119,107	4,043,199	4,092,475	5,412,799	6,704,466	9,610,717	8,368,421	6,704,466	11,876,244

Total	19,636,354	23,423,274	27,322,948	29,542,381	28,670,553	27,515,749	25,049,153	30,127,740	29,984,215	31,791,695	31,331,820	35,299,518

Mr. Dziedzic
Already Earned(1)	167,567	167,567	264,473	264,473	–	167,567	167,567	264,473	264,473	264,473	–	264,473
Additional Payments	–	–	2,789,450	5,881,294	–	–	1,707,532	2,008,482	3,223,740	6,315,584	–	3,671,710

Total	167,567	167,567	3,053,923	6,145,767	–	167,567	1,875,099	2,272,955	3,488,213	6,580,057	–	3,936,183

Mr. Lennon
Already Earned(1)	5,991,503	7,086,209	5,296,761	7,086,209	7,086,209	7,086,209	5,991,503	7,086,209	5,296,761	7,086,209	7,086,209	7,086,209
Additional Payments	–	300,000	2,367,213	1,245,134	1,245,134	3,634,932	1,189,054	1,489,054	2,611,133	1,489,054	1,489,054	4,174,932

Total	5,991,503	7,386,209	7,663,974	8,331,343	8,331,343	10,721,141	7,180,557	8,575,263	7,907,894	8,575,263	8,575,263	11,261,141

Mr. Marshall
Already Earned(1)	217,587	331,236	351,487	331,236	–	331,236	217,587	331,236	351,487	331,236	–	331,236
Additional Payments	–	–	1,658,381	4,739,001	–	–	822,474	1,009,074	1,974,981	5,055,601	–	2,222,200

Total	217,587	331,236	2,009,868	5,070,237	–	331,236	1,040,061	1,340,310	2,326,468	5,386,837	–	2,553,436

Mr. Schumacher
Already Earned(1)	263,723	360,757	326,650	360,757	–	360,757	263,723	360,757	326,650	360,757	–	360,757
Additional Payments	–	–	900,283	2,286,591	–	–	364,467	456,134	1,063,763	2,450,071	–	1,171,678

Total	263,723	360,757	1,226,933	2,647,348	–	360,757	628,190	816,891	1,390,413	2,810,828	–	1,532,435

(1)	Includes aggregate balance of executive’s deferred compensation account and the present value of the executive’s accumulated pension benefit.

(2)	Messrs. Dziedzic, Marshall and Schumacher are not eligible for retirement.

(3)	Termination without cause by the Company or termination for good reason by the named executive officer.

DIRECTOR COMPENSATION

The Corporate Governance Committee reviews Board compensation annually. The Company’s Human Resources Department provides support to the Corporate Governance Committee in this review process. The Cook firm also advised the Corporate Governance Committee on Board compensation matters in 2010. After consultation with the Company’s Human Resources Department and the Cook firm, the Corporate Governance Committee determined not to recommend any changes to Board compensation in 2010, and no changes were made for this period.

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Roger G. Ackerman(5)	$26,332	$–	$2,788	$657	$29,777
Betty C. Alewine	88,250	95,008	16,606	5,188	205,052
Paul G. Boynton	75,350	95,008	–	11,138	181,496
Marc C. Breslawsky	86,500	95,008	33,917	5,188	220,613
Michael J. Herling	105,500	95,008	2,608	11,685	214,801
Thomas R. Hudson Jr.(5)	28,091	–	–	10,000	38,091
Murray D. Martin	120,250	95,008	15,715	13,053	244,026
Thomas C. Schievelbein	91,750	95,008	37	1,663	188,458
Robert J. Strang	78,000	95,008	–	16,284	189,292
Ronald L. Turner	85,500	95,008	79	12,267	192,854

(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees.

(2)	Represents (a) the grant date fair value in 2010 related to the allocation of units representing shares of Brink’s Common Stock (“DSAP units”) to each non-employee director under the terms of the Company’s Directors’ Stock Accumulation Plan (“DSAP”), and (b) the grant date fair value in 2010 related to the allocation of deferred stock units representing shares of Brink’s Common Stock (“deferred stock units”) to each non-employee director under the terms of the Company’s Non-Employee Directors’ Equity Plan.

The following table sets forth (a) the number of DSAP units granted to each non-employee director during the year ended December 31, 2010, (b) the aggregate grant date fair value of the DSAP units granted to each non-employee director during the year ended December 31, 2010 and (c) the aggregate number of DSAP units credited to each non-employee director as of December 31, 2010, which includes prior grants and DSAP units credited in respect to cash dividends paid on Brink’s Common Stock:

Name	DSAP Units Granted in 2010	Grant Date Fair Value(a)	Total DSAP Units Held
Mr. Ackerman	–	$–	–
Mrs. Alewine	1,111	25,000	14,482
Mr. Boynton	1,111	25,000	1,121
Mr. Breslawsky	1,111	25,000	16,160
Mr. Herling	1,111	25,000	2,057
Mr. Hudson	–	–	–
Mr. Martin	1,111	25,000	3,868
Mr. Schievelbein	1,111	25,000	2,057
Mr. Strang	1,111	25,000	2,057
Mr. Turner	1,111	25,000	8,815
All non-employee directors as a group (10 persons)	8,888	200,000	50,617

(a)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on June 1, 2010, the date of grant.

The following table sets forth (a) the number of deferred stock units granted to each non-employee director during the year ended December 31, 2010, (b) the aggregate grant date fair value of the deferred stock units granted to each non-employee director during the year ended December 31, 2010 and (c) the aggregate number of deferred stock units credited to each non-employee director as of December 31, 2010:

Name	Deferred Stock Units Granted in 2010	Grant Date Fair Value(a)	Total Deferred Stock Units Held
Mr. Ackerman	–	$–	–
Mrs. Alewine	3,633	70,008	8,333
Mr. Boynton	3,633	70,008	3,633
Mr. Breslawsky	3,633	70,008	8,333
Mr. Herling	3,633	70,008	6,152
Mr. Hudson	–	–	–
Mr. Martin	3,633	70,008	8,333
Mr. Schievelbein	3,633	70,008	6,152
Mr. Strang	3,633	70,008	6,152
Mr. Turner	3,633	70,008	8,333
All non-employee directors as a group (10 persons)	29,064	560,064	55,421

(a)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on July 9, 2010, the date of grant.

(3)	Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” below. There is no pension plan for the Board.

(4)	Reflects the value of the following perquisites and other personal benefits provided to the non-employee directors in 2010. For purposes of computing the dollar amounts of the items listed below, the Company used the actual cost of providing the perquisite or other personal benefit to the non-employee director.

Name	Personal and Spousal Travel and Entertainment(a)	Matching Gifts Program(b)	Total
Mr. Ackerman	$657	$–	$657
Mrs. Alewine	188	5,000	5,188
Mr. Boynton	1,138	10,000	11,138
Mr. Breslawsky	188	5,000	5,188
Mr. Herling	1,685	10,000	11,685
Mr. Hudson	–	10,000	10,000
Mr. Martin	3,053	10,000	13,053
Mr. Schievelbein	1,663	–	1,663
Mr. Strang	1,284	15,000	16,284
Mr. Turner	2,267	10,000	12,267

(a)	Payments by the Company for certain of the items included in this column were made in Canadian dollars. For purposes of this table, the Company converted the amounts denominated in Canadian dollars into U.S. dollars based on an average interbank market rate on June 9, 2010, which was USD$0.9487 per CAD$1.00.

(b)	Under the Company’s matching gifts program, the Company matches charitable gifts made by full-time employees and directors to eligible educational and cultural institutions, social service community organizations, hospitals and environmental organizations.

(5)	Messrs. Ackerman and Hudson left the Board effective May 7, 2010.

Non-Employee Directors’ Fees

Each non-employee director is paid an annual retainer fee of $50,000, a fee of $1,750 for attendance at each meeting of the Board and of each committee of the Board on which he or she serves and a fee of $1,750 per day for rendering any special services to the Company at the request of the Chairman of the Board. In addition, the Lead Director receives an additional annual fee of $25,000, each committee chairman receives an additional annual fee of $5,000, except the chairman of the Audit Committee, who receives an additional annual fee of $12,000 and the chairman of the Compensation Committee, who receives an additional annual fee of $7,500, and each member of the Audit Committee receives an additional annual fee of $5,000.

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees, a director may elect to defer receipt of his or her fees and/or dividend equivalent payments to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the deferral plan, to receive a distribution in up to ten equal annual installments.

The following table sets forth the aggregate balance for each participating director under the Plan for Deferral of Directors’ Fees as of December 31, 2010:

Name	Aggregate Balance
Mr. Ackerman	$72,839
Mrs. Alewine	536,648
Mr. Breslawsky	1,119,454
Mr. Herling	112,119
Mr. Martin	567,033
Mr. Schievelbein	2,278
Mr. Turner	4,078

Directors’ Stock Accumulation Plan

Under the terms of the Directors’ Stock Accumulation Plan, each non-employee director annually receives, as of June 1, an allocation of DSAP units equal to 50% of the annual retainer currently in effect, divided by the average of the high and low per share quoted sale prices of Brink’s Common Stock on the first trading date in June as reported on the New York Stock Exchange. Additional DSAP units are credited to a participant’s account in respect of cash dividends paid on Brink’s Common Stock based upon the Directors’ Stock Accumulation Plan’s formula for accrual. DSAP units credited to a director’s account will vest one year from their grant date, or, if earlier, upon the director’s termination of service or upon the occurrence of a change in control. Upon a participant’s termination of service, the distribution of shares of Brink’s Common Stock equal to the number of DSAP units allocated to such director’s account generally will be made in a single lump sum distribution; however, a participant may elect, in accordance with the plan, to receive a distribution in up to ten equal annual installments. The Directors’ Stock Accumulation Plan terminates on May 15, 2014, unless it is extended by the Company’s shareholders.

Non-Employee Directors’ Stock Option Plan

The terms of the Non-Employee Directors’ Stock Option Plan do not permit any new grants to be made after May 11, 2008 and none of the non-employee directors received any compensation under this plan in 2010, but previously granted options from this plan remain outstanding.

The following table sets forth the aggregate number of options held by each non-employee director as of December 31, 2010 based on previous option grants under the Non-Employee Directors’ Stock Option Plan.

Name	Total Options Held
Mr. Ackerman	37,818
Mrs. Alewine	37,818
Mr. Boynton	–
Mr. Breslawsky	37,818
Mr. Herling	–
Mr. Hudson	7,349
Mr. Martin	14,698
Mr. Schievelbein	–
Mr. Strang	–
Mr. Turner	28,570
All non-employee directors as a group (10 persons)	164,071

Non-Employee Directors’ Equity Plan

The Company implemented the Non-Employee Directors’ Equity Plan in 2008 to replace the Non-Employee Directors’ Stock Option Plan. It was approved by the Company’s shareholders and is part of the Company’s overall compensation program for its non-employee directors. The Board administers the Non-Employee Directors’ Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the Non-Employee Directors’ Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Board.

On July 9, 2010, each non-employee director was granted deferred stock units with a market value on the date of grant of $70,008 under the Non-Employee Directors’ Equity Plan. These units vest upon the earlier of one year or upon a director’s separation from service on the Board, provide for cash payments equivalent to Brink’s Common Stock dividends, and will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board.

Directors’ Charitable Award Program

Under the Directors’ Charitable Award Program, the Company will make contributions amounting to $1,100,000 after a participating director’s death on his or her behalf if the director has satisfied the program’s service requirements. Of that amount, $100,000 will be donated to one or more tax-exempt organizations designated by the Company, and $1,000,000 will be donated in accordance with the director’s recommendations to eligible educational institutions and charitable organizations. On February 7, 2003, the Board closed the Directors’ Charitable Award Program to new participants. Messrs. Ackerman, Breslawsky, Dan, Turner and Mrs. Alewine, who each joined the Board before February 7, 2003, currently participate in the Directors’ Charitable Award Program and have each satisfied its service requirements. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. The proceeds from such policies will fully fund the contributions.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,634,617	(1)	$29.10	(2)	2,181,813
Equity compensation plans not approved by security holders	–		–		–

Total	4,634,617		$29.10		2,181,813

(1)	Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2005 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan.

(2)	Does not include awards described in footnote (1).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2010, its officers, directors and greater-than-10% beneficial owners timely filed all required reports.

REPORT OF AUDIT AND ETHICS COMMITTEE

In connection with the Audit Committee’s responsibilities set forth in its charter, the Audit Committee has:

—	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and KPMG LLP (“KPMG”), the Company’s independent auditors;

—

Discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

—

Received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Michael J. Herling, Chairman

Paul G. Boynton

Murray D. Martin

Thomas C. Schievelbein

PROPOSAL NO. 3—APPROVAL OF THE AMENDED AND RESTATED

KEY EMPLOYEES INCENTIVE PLAN

On February 22, 2011, the Board approved the Amended and Restated Key Employees Incentive Plan (the “Amended and Restated KEIP”). The Amended and Restated KEIP is an annual cash bonus plan for key managerial, professional and technical employees, including officers, whose performance can significantly affect the profitable growth of the Company or its operating units, and is intended to replace the Company’s existing KEIP. Shareholders are being asked to approve the Amended and Restated KEIP so that the Company’s federal income tax deduction for compensation paid under the plan to certain executive officers will not be limited under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the CEO and the three other highest compensated executive officers of the Company, not including the chief financial officer. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). Unlike the existing KEIP, which does not impose a performance-based limit on the size of any participating employee’s awards as required by Section 162(m), incentive payments made under the Amended and Restated KEIP to members of our Executive Group (defined below) will be subject to limits based on our Non-GAAP Segment Operating Profit (as reported in management’s discussion and analysis with respect to the Company’s consolidated financial statements as filed with the SEC for the applicable year), and are intended to qualify as performance-based compensation under Section 162(m). The requirements of Section 162(m) for performance-based compensation include, in addition to the performance-based limit and certain procedural requirements, shareholder approval of the material terms of the performance goals. If the shareholders do not approve the Amended and Restated KEIP, the plan will not go into effect. In that event, awards for eligible employees will be made under the existing KEIP, and may not be fully tax-deductible under Section 162(m).

Set forth below is a summary of the Amended and Restated KEIP, the terms of which, other than the special terms that apply only to members of the Executive Group, are substantially similar to the terms of the existing KEIP. However, the summary does not purport to be a complete description of all the provisions of the Amended and Restated KEIP. This description is qualified in its entirety by the terms of the Amended and Restated KEIP, which is attached to this proxy statement as Exhibit B.

Purpose

The purpose of the Amended and Restated KEIP is to attract, retain and motivate key employees by providing additional cash compensation in the form of cash incentive payments based on the employee’s individual performance and results achieved by the Company (or appropriate operating group) and/or by the operating or staff unit for which the employee performs services.

Administration

The CEO will be responsible for the administration of the Amended and Restated KEIP in accordance with policy and administrative guidelines adopted annually by the Compensation Committee.

Appendix A of the Amended and Restated KEIP applies only to incentive payments made to members of the “Executive Group,” which is composed of every employee otherwise eligible for the plan who is expected by the Compensation Committee to be both (i) subject to Section 162(m) for the relevant plan year and (ii) the recipient of more than $1,000,000 in compensation (as such amount may be amended by law) for such year. Appendix A will be administered by the Compensation Committee or a subcommittee composed solely of two or more outside directors of the Company within the meaning of Section 162(m), in a manner consistent with the requirements for performance-based compensation under Section 162(m).

Selection of Participants

Prior to March 1 (or such later date as the Chairman of the Compensation Committee will approve) of each year, the CEO, with the advice of management, will select key managerial, professional or technical employees of the Company and its subsidiaries who will be eligible to participate in the Amended and Restated KEIP for the year, subject to the review and approval of the Compensation Committee. The Company and its subsidiaries currently have approximately 125 employees who are eligible to participate in the Amended and Restated KEIP. Directors of the Company who are not officers of the Company or any of its subsidiaries are not eligible to participate in the Amended and Restated KEIP. Any participant who ceases to be an employee before the end of the applicable plan year is also not eligible, unless otherwise determined by the Compensation Committee in its sole discretion. From time to time after March 1 of each year, the CEO may propose any other employee or employees for participation in the Amended and Restated KEIP for such year, subject to review and approval by the Compensation Committee.

Target Incentives

At the time of the initial selection of an employee for participation in the Amended and Restated KEIP for a particular year, the CEO will determine a target incentive or a target incentive range for that employee (other than the CEO) with respect to that year. For senior executives, the CEO shall submit a recommended target incentive or target incentive range to the Compensation Committee for review and approval. The Compensation Committee shall determine a target incentive or a target incentive range, if any, for the CEO. Each target incentive or range will be indicative of the incentive payment that the employee might expect to receive for such year based upon strong performance by the employee, his or her operating or staff unit (if applicable) and the Company or relevant operating group.

Incentive Payments

Promptly after the end of each year, each participant’s performance will be evaluated in light of individual, operating or staff unit (if applicable) and Company (or operating group) performance, as well as the Compensation Committee guidelines noted above. The Compensation Committee guidelines allow upward or downward adjustments in incentive payments to take into account any relevant intangible or special factors. On the basis of such evaluation, the CEO will determine whether a cash incentive payment will be made to such employee (other than the CEO) for that year and, if so, the amount of such payment, subject to review and consultation with the Compensation Committee. The Compensation Committee will review and approve (which approval may in the Compensation Committee’s sole discretion be made subject to the further approval of the Board) the CEO’s determinations with respect to incentive payments for senior executives. The Compensation Committee will recommend to the Board, and the Board will approve, (i) the aggregate amount, if any, of all cash incentive payments to be made for such year and (ii) any incentive payment with respect to the CEO and any other officers who are also directors of the Company. The CEO will, if necessary, adjust the amounts of individual payments (other than his own) in conformity with the actions taken by the Board. Each payment made under the Amended and Restated KEIP for a particular year will be made as soon as practicable after such Board approval and, for KEIP participants who are U.S. taxpayers, no later than March 15 immediately following the end of the first calendar year in which such award was earned and vested.

Limitations on Payments

Any award for any given year to any participant may not exceed an amount equal to 200% of such participant’s base salary (i.e., regular salary exclusive of any bonuses, commissions, amounts credited or paid under any benefit plan of the Company or its subsidiaries and such other compensation as may from time to time be excluded by the Board) for such year. The Compensation Committee may establish for any year additional criteria by which the aggregate amount of all incentive awards or the amount of individual awards for such year will be limited. The Board may also determine that no incentive payments will be made in a particular year.

Provisions Applicable to Executive Group

Performance Goal and Targets

Subject to the restriction described above that limits incentive payments to no more than 200% of base salary, and notwithstanding any other provision of the Amended and Restated KEIP, the incentive payments made under the Amended and Restated KEIP with respect to any plan year to (i) any member of the Executive Group who is the CEO at any time during such plan year will equal 1.5% of Non-GAAP Segment Operating Profit for such plan year and (ii) any member of the Executive Group who is not the CEO at any time during such plan year will equal 0.5% of Non-GAAP Segment Operating Profit for such plan year. No incentive payments, however, will be made to the members of the Executive Group with respect to a plan year unless the Compensation Committee approves the applicable performance goal set forth in clause (i) or (ii) for such plan year no later than 90 days after the commencement of such plan year.

Additional Conditions and Negative Discretion

The Compensation Committee has the discretion to determine other conditions, restrictions or limitations, in accordance with and subject to the terms of the Amended and Restated KEIP and Section 162(m), on the payment of incentive payments to members of the Executive Group. The Compensation Committee has the right to reduce the amounts payable to members of the Executive Group to amounts below the applicable percentages of Non-GAAP Segment Operating Profit set forth above in accordance with any standards contained in the Amended and Restated KEIP or the overall policy and administrative guidelines or on any other basis (including the Compensation Committee’s absolute discretion). Neither the Compensation Committee nor the Board has the authority to increase the amounts payable to members of the Executive Group above the applicable percentages of Non-GAAP Segment Operating Profit set forth above.

Certifications

Before any incentive payment under the Amended and Restated KEIP is paid to a member of the Executive Group, the Compensation Committee must certify (i) the amount of Non-GAAP Segment Operating Profit for the plan year, (ii) that the incentive payment to be paid does not exceed the applicable percentage of Non-GAAP Segment Operating Profit set forth above and (iii) that any other material terms of the Amended and Restated KEIP for the payment of the incentive payment were satisfied.

Assignability; Recoupment Policy; Other Compensation

Rights under the Amended and Restated KEIP are not assignable. All payments made pursuant to the Amended and Restated KEIP will be subject to the terms and conditions of the Company’s compensation recoupment policy. The benefits provided for employees under the Amended and Restated KEIP do not preclude any other forms of compensation for such employees.

Effectiveness; Amendment and Termination

If shareholder approval is obtained, the Amended and Restated KEIP will first be effective with respect to incentive payments to be made for the 2012 plan year. The Amended and Restated KEIP has no stated term. The Board may amend or terminate the Amended and Restated KEIP at any time. However, no amendment or termination may serve to cancel any incentive payment for any year that previously has been approved by the Board. In addition, no amendment may be made without shareholder approval to the provisions of the Amended and Restated KEIP that set forth the performance targets for incentive payments to members of the Executive Group, and any amendment to Appendix A must comply with all applicable requirements for exemption under Section 162(m).

Awards

Awards under the Amended and Restated KEIP will be at the discretion of the Board and the Compensation Committee. The table on page 22 sets forth the awards made to the named executive officers under the existing KEIP for 2010. The total amount awarded to the named executive officers under the existing KEIP for 2010 was $1,755,000, and the total amount awarded to the non-named executive officer group under the existing KEIP for 2010 was $5,060,000.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE

APPROVAL OF THE AMENDED AND RESTATED KEY EMPLOYEES INCENTIVE PLAN.

PROPOSAL NO. 4—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company’s executive compensation program is designed to incent and reward executives to contribute to the achievement of the Company’s business objectives and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success. The program is intended to align the interests of the named executive officers with those of shareholders, provide an appropriate and balanced mix of short-term and long-term compensation elements, and reward the achievement of performance measures that are directly related to the Company’s financial goals and the creation of shareholder value, without encouraging unnecessary and excessive risks.

The Compensation Committee believes that the amounts of 2010 actual total compensation for the named executive officers are consistent with these objectives and the competitive market. The compensation of the named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 14 to 55 of this proxy statement. The Compensation Discussion and Analysis section and the accompanying tables and narrative provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale. Shareholders are urged to read this disclosure before voting on this proposal.

For the reasons stated above, the Board is requesting approval of the following non-binding resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, the other related tables and the accompanying narrative.”

The shareholder vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF

THE NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5 — ADVISORY VOTE REGARDING THE FREQUENCY (ONE, TWO OR THREE YEARS)

OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with federal legislation enacted in 2010, the Company must provide shareholders an opportunity to vote, on a non-binding and advisory basis, as to whether the executive compensation shareholder vote described in Proposal No. 4 above should occur every one, two or three years. The Board is therefore requesting this vote from shareholders.

The Board believes that at this time an annual advisory vote is the most appropriate alternative for the Company. While the Company’s executive compensation program contains a long-term incentive component under which payout amounts are not determinable until a multi-year cycle has elapsed, the Board and the Compensation Committee believe that shareholder opinion should be considered by the Board and the Compensation Committee in making executive compensation decisions. The Board believes that an annual vote will provide shareholders with the opportunity to provide regular direct input to the Company with respect to its executive compensation program. The Board will continue to evaluate the appropriate frequency for the shareholder executive compensation vote.

For these reasons, the Board is recommending a vote for an annual advisory shareholder executive compensation vote. Please note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides four choices: a one, two or three year frequency or shareholders may abstain from voting on the proposal.

The shareholder vote on this proposal will not be binding on the Company or the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board values the opinions that shareholders express in their votes and will consider the outcome of the vote when making future decisions on the frequency of the shareholder executive compensation vote.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR AN

ANNUAL SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 6—APPROVAL OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and the Board recommends approval of such selection by the shareholders. KPMG served in this capacity for the year ended December 31, 2010. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2010 and 2009.

	2010	2009
	(In thousands)
Audit Fees	$5,524	$5,398
Audit-Related Fees	264	240
Tax Fees	397	1,007
All Other Fees	0	0

Total Fees	$6,185	$6,645

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining their independence.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL

OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER INFORMATION

Shareholder Proposals

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” above, stating in detail the qualifications of such nominees for consideration by the Corporate Governance Committee of the Board. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring other business before annual meetings. For a shareholder to nominate a director or directors at the 2012 annual meeting or bring other business (including any proposal intended for inclusion in the Company’s proxy materials) before the 2012 annual meeting, notice must be received by the Secretary of the Company at the principal office of the Company not later than the close of business on January 7, 2012, nor earlier than the close of business on November 8, 2011. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinks.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the SEC. In addition, the Corporate Governance Policies, Business Code of Ethics and the charters of the Audit, Compensation and Corporate Governance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 by contacting the Company’s Corporate Secretary at the address listed above under “—Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

Directions to Annual Meeting

Shareholders who desire to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Corporate Secretary at (804) 289-9600. Shareholders of record who desire to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who desire to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their brokers for further information.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Innisfree M&A Incorporated to perform various proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2011 annual meeting is currently estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

MICHAEL J. MCCULLOUGH

Secretary

March 18, 2011

EXHIBIT A

Peer Group Companies

7-Eleven, Inc.	Healthways, Inc.	Sprint Nextel Corporation
Abercrombie & Fitch Co.	Houghton Mifflin Harcourt	Stantec, Inc.
Accenture Ltd	Hyatt Hotels Corporation	Staples, Inc.
Alcatel-Lucent	IKON Office Solutions, Inc.	Starwood Hotels & Resorts
AMR Corporation	International Game Technology	Target Corporation
The Great Atlantic & Pacific Tea Company, Inc.	J. Crew Group, Inc.	Taubman Centers, Inc.
APL Limited	J.C. Penney Company, Inc.	TeleTech Holdings, Inc.
ARAMARK Corporation	Kaiser Foundation Health Plan, Inc.	Tellabs, Inc.
AT&T Inc.	Kindred Healthcare, Inc.	Tenet Healthcare Corporation
Avaya Inc.	Kohl’s Corporation	Time Warner Inc.
Big Lots, Inc.	L.L. Bean, Inc.	Time Warner Cable Inc.
Blockbuster Inc.	Level 3 Communications, Inc.	T-Mobile USA, Inc.
Blue Shield of California	Limited Stores LLC	Tribune Company
Booz, Allen & Hamilton Inc.	Manpower, Inc.	Underwriters Laboratories Inc.
Burlington Northern Santa Fe Corporation	Marriott International, Inc.	Union Pacific Corporation
Carlson Companies	The McClatchy Company	United Air Lines, Inc.
Catholic Healthcare West	McDonald’s Corporation	United Parcel Service, Inc.
Choice Hotels International, Inc.	Medco Health Solutions, Inc.	United Rentals, Inc.
Convergys Corporation	Media General, Inc.	United States Cellular Corporation
Cox Enterprises, Inc.	MetroPCS Communications, Inc.	Universal Studios Orlando
Crown Castle International Corp.	Motorola, Inc.	University of Texas – M.D. Anderson Cancer Center
CSX Corporation	Neoris USA, Inc.	Verizon Communications Inc.
Delta Air Lines, Inc.	The New York Times Company	Viacom Inc.
Deluxe Corporation	Nokia Corporation	Virgin Mobile USA, Inc.
The E.W. Scripps Company	Norfolk Southern Corporation	Visiting Nurse Service, Inc.
Embarq Corporation	Office Depot, Inc.	The Walt Disney Company
Equifax Inc.	Parsons Corporation	Waste Management, Inc.
G&K Services, Inc.	PetSmart, Inc.	Wellcare Health Plans, Inc.
The Gap, Inc.	Phillips-Van Heusen Corporation	Wyndham Worldwide Corporation
GEO Group, Inc.	QUALCOMM Incorporated	Yum! Brands, Inc.
Getty Images, Inc.	Quest Diagnostics Incorporated	Zale Corporation
Google, Inc.	Qwest Communications International Inc.
GXS Worldwide, Inc.	R.R. Donnelley & Sons Company
Harry Winston Diamond Corporation	Ryder System, Inc.
Home Box Office, Inc.	Safety-Kleen Systems, Inc.
HCA Holdings, Inc.	SAIC, Inc.
Health Net, Inc.	Securitas Security Services USA

EXHIBIT B

THE BRINK’S COMPANY

AMENDED AND RESTATED KEY EMPLOYEES INCENTIVE PLAN

1.	PURPOSE. The Amended and Restated Key Employees Incentive Plan (the “Plan”) of The Brink’s Company (the “Company”) represents a continuation of the Company’s compensation policies and practices generally observed by it in the past. The purpose of the Plan is to provide greater incentives for certain key executive, management, professional and technical employees, including certain officers, whose performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth of the Company or its operating units. The Plan provides an opportunity to earn additional compensation in the form of cash incentive payments based on the employee’s individual performance, results achieved by the Company (or appropriate Operating Group), and/or by the operating or staff unit for which the employee performs services.

2.	ADMINISTRATION. The Plan shall be administered by the Chief Executive Officer of the Company, subject to the provisions of the Plan, and subject to overall policy and administrative guidelines as the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) shall adopt annually as respects each Plan year; provided that the provisions of Appendix A shall be administered as provided in Section 2 of Appendix A.

3.	ELIGIBILITY FOR PARTICIPATION. Prior to March 1st (or such later date as the Chairman of the Committee shall approve) of each year the Chief Executive Officer shall submit to the Committee for its review and approval a list of key managerial, professional or technical employees of the Company or any of its subsidiaries proposed for participation in the Plan for such year, together with relevant information as to the identity and qualifications of such proposed participants, based upon advice from appropriate levels of management. From time to time thereafter the Chief Executive Officer may during such year propose any other employee or employees for participation in the Plan for such year, subject to review and approval by the Committee.

The selection of an employee for participation in any year shall not constitute entitlement either to an incentive payment under the Plan for that year nor to selection for participation in any subsequent calendar year. Unless otherwise determined by the Committee in its sole discretion, an employee shall not be eligible for any incentive payment with respect to a particular year if he or she ceases to be an employee prior to the end of such year. Directors of the Company who are not officers of the Company or any of its subsidiaries shall not be eligible for participation in the Plan.

4.	DETERMINATION OF TARGET INCENTIVES. At the time of the initial selection of an employee for participation in the Plan for a particular year, the Chief Executive Officer shall determine a target incentive or a target incentive range for that employee (other than the Chief Executive Officer) with respect to that year; provided that for senior executives the Chief Executive Officer shall submit a recommended target incentive or target incentive range to the Committee for review and approval. Each incentive or range (which shall give effect to limitations prescribed pursuant to the last paragraph of Section 5 below) shall be indicative of the incentive payment which the employee might expect to receive on the basis of strong performance by such employee, by the Company (or Operating Group) and by such employee’s operating or staff unit. As promptly as practicable thereafter, the Chief Executive Officer shall submit to the Committee for its review and approval (i) a general description of the performance standards and objectives which formed the basis for such target incentive range and the weighing of those standards and objectives in relation to individual performance, and (ii) an estimate of the aggregate amount that might be payable for that year under the Plan. The Committee shall determine a target incentive or a target incentive range, if any, as well as the performance standards, objectives and weightings, for the Chief Executive Officer. In so far as practicable, such review by the Chief Executive Officer with the Committee, and such Committee determinations with respect to the Chief Executive Officer, shall take place at the time when the list of proposed participants in the Plan is initially submitted as provided in Section 3 above. Thereafter, the Chief Executive Officer shall keep the Committee advised with respect to any material changes, upward or downward, in the estimate of the aggregate amount payable.

5.

CASH INCENTIVE PAYMENTS; LIMITATIONS.  Promptly after the end of each year, the performance of each employee selected for participation in the Plan for that year, as well as the performance of the Company (or appropriate Operating Group) and the employee’s operating or staff unit, shall be evaluated in accordance with the overall policy and administrative guidelines adopted pursuant to Section 2 above. The Chief Executive Officer shall, on the basis of such evaluation, determine whether a cash incentive payment shall be made to such employee (other than the Chief Executive Officer) for that year, and, if so, the amount of such payment, subject to review and consultation with the Committee. The Committee shall review and approve (which approval may in the Committee’s sole discretion be made subject to the further approval of the Board of Directors) the Chief Executive Officer’s determinations with respect to incentive payments for senior executives (other than the Chief Executive Officer). With respect to the aggregate amount, if any, of all cash incentive payments to be made for such year, the Committee shall submit its recommendations to the Board of Directors. The Committee shall also be responsible for recommending to the Board of Directors any incentive payment with respect to the Chief Executive Officer and any other officers who are also directors of the Company. The Board shall approve any such payments, as well as the aggregate amount, if any, of all other incentive payments for such year. The Chief Executive Officer shall, if necessary, adjust the amount of individual payments in conformity with the actions taken by the Board of Directors. Each payment made under the Plan for a particular year shall be made as soon as practicable after such Board approval and, for Plan participants who are U.S. taxpayers, no later than March 15th immediately following the end of the first calendar year in which such award was earned and vested.

The Committee may from time to time establish for any year criteria (whether based on pre-tax income, return on investment or a percentage of salary or on other factors) by which the aggregate amount of all incentive awards or the amount of individual awards for such year shall be limited. In no event, however, shall any award for any year to any participant in the Plan exceed an amount equal to 200% of such participant’s base salary (i.e., regular salary exclusive of any bonuses, commissions, amounts credited or paid under any benefit plan of the Company or any of its subsidiaries, and such other compensation as may from time to time be excluded by the Committee for purposes hereof) for such year.

6.	NON-ASSIGNABILITY, ETC. No employee, no person claiming through such employee, nor any other person shall have any right or interest under the Plan, or in its continuance, or in the payment of any amount under the Plan, unless or until all the provisions of the Plan, the rules adopted thereunder, and any restrictions and limitations on the payment itself have been fully complied with. No rights under the Plan, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance of any nature, nor shall the Company or any of its subsidiaries be obligated, except as otherwise required by law, to recognize or give effect to any such transfer, assignment, pledge or encumbrance.

7.	GENERAL PROVISIONS. The benefits provided for employees under the Plan shall be in addition to, and in no way preclude, other forms of compensation to or in respect of such employees. However, the selection of an employee for participation in the Plan shall not give such employee any right to be retained in the employ of the Company or any of its subsidiaries, either for any part of the year for which he or she may have been selected to participate in the Plan or for any subsequent period.

The right of the Company and of each such subsidiary to dismiss or discharge any such employee at any time is specifically reserved.

All payments made pursuant to the Plan shall be subject to all applicable governmental laws, rules and regulations and shall be subject to withholding in respect of income and other taxes required by law to be withheld.

All payments made pursuant to the Plan shall be subject to the terms and conditions of The Brink’s Company Compensation Recoupment Policy, as may be amended from time to time, and any successor policy thereto and the provisions thereof are incorporated in the Plan by reference.

8.	AMENDMENT OR TERMINATION. Subject to Section 5 of Appendix A, the Board of Directors of the Company may from time to time amend any of the provisions of the Plan, or may at any time terminate the Plan, but no amendment or termination shall serve to cancel any incentive payment for any year which has been approved by the Board. All actions taken in conformity with the Plan shall be final, conclusive and binding on all parties, including employees participating in the Plan.

All actions of the Board of Directors under the Plan shall be taken at a meeting thereof, a quorum being present, by a majority of the directors present who are not officers or employees of the Company or any of its subsidiaries.

9.	EFFECTIVENESS; SHAREHOLDER APPROVAL. The Plan shall first be effective with respect to incentive payments to be made for the 2012 Plan year; provided that the Plan shall not become effective, and no incentive payments shall be made hereunder, unless and until the Plan is approved by the shareholders of the Company.

APPENDIX A

INCENTIVE PAYMENTS TO MEMBERS OF THE EXECUTIVE GROUP

1. APPLICABILITY.  Notwithstanding any provision of the Plan or the overall policy and administrative guidelines adopted pursuant to Section 2 of the Plan to the contrary, any incentive payments made under the Plan to members of the Executive Group shall be subject to the provisions of this Appendix A.

For purposes of this Appendix A, “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as of the end of the taxable year in which the applicable incentive payments may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 (as such number appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year.

2. ADMINISTRATION.  The provisions of this Appendix A shall be interpreted and administered by the Committee in a manner consistent with the requirements for “performance-based compensation” under Section 162(m) of the Code; provided that if any member of the Committee is not an “outside director” within the meaning of Section 162(m)(4) of the Code, then the provisions of this Appendix A shall be administered by a subcommittee of the Committee, composed solely of two or more outside directors of the Company, and references in this Appendix A to “the Committee” shall be deemed to refer to such subcommittee.

3. INCENTIVE PAYMENTS.  Subject to the limitation set forth in the last sentence of Section 5 of the Plan, the incentive payments made under the Plan with respect to any Plan year to (i) any member of the Executive Group who is the Chief Executive Officer at any time during such Plan year shall equal 1.5% of Non-GAAP Segment Operating Profit for such Plan year, as reported in the management’s discussion and analysis with respect to the Company’s consolidated financial statements as filed with the U.S. Securities and Exchange Commission, and (ii) any member of the Executive Group who is not the Chief Executive Officer at any time during such Plan year shall equal 0.5% of Non-GAAP Segment Operating Profit for such Plan year, as reported in the management’s discussion and analysis with respect to the Company’s consolidated financial statements as filed with the U.S. Securities and Exchange Commission; provided that no incentive payments shall be made to the members of the Executive Group with respect to a Plan year unless the Committee approves the applicable performance goal set forth in clause (i) or (ii) for such Plan year no later than 90 days after the commencement of such Plan year. The Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with and subject to the terms of the Plan and Section 162(m) of the Code, on the payment of incentive payments to members of the Executive Group. The Committee shall have the right to reduce the amount payable under this Section 3 in accordance with any standards contained in the Plan or the overall policy and administrative guidelines adopted pursuant to Section 2 of the Plan or on any other basis (including the Committee’s absolute discretion). Neither the Committee nor the Board of Directors shall have any authority under the Plan to increase the amount payable under this Section 3.

4. COMMITTEE CERTIFICATION.  Before any incentive payment under the Plan is paid to a member of the Executive Group, the Committee shall certify in writing (by resolution or otherwise) (i) the amount of Non-GAAP Segment Operating Profit for the Plan year, (ii) that the incentive payment to be paid does not exceed the applicable amount set forth in the first sentence of Section 3 of this Appendix A and (iii) that any other material terms of the Plan for the payment of the incentive payment were satisfied.

5. AMENDMENT.  Notwithstanding Section 8 of the Plan, no amendment shall be made to Section 3 of this Appendix A or this Section 5 without shareholder approval, and any amendment to this Appendix A shall comply with all applicable requirements for exemption under Section 162(m) of the Code.

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK’S COMPANY

May 6, 2011

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:

The Brink’s Company’s 2011 proxy statement and 2010 annual report to shareholders are available at

http://www.brinks.com/py/proxy11.pdf and http://www.brinks.com/ar/Brinks10.pdf

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢ 20203033004003000000 4	050611

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR the listed nominees.
2. Elect the two directors named in the proxy statement for a three-year term expiring in 2014:				The Board of Directors recommends a vote FOR the following proposals.
		WITHHOLD AUTHORITY:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Marc C. Breslawsky O Michael T. Dan		1. Approve amendments to the Amended and Restated Articles of Incorporation relating to the size of the Board of Directors.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)			3. Approve the Amended and Restated Key Employees Incentive Plan.	☐	☐	☐
				4. Approve a non-binding advisory resolution relating to the compensation of the named executive officers.	☐	☐	☐
The Board of Directors recommends a vote for a 1 YEAR frequency.
				1 year	2 years	3 years	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				5. Provide a non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote on the compensation of the named executive officers. ☐	☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal.
					FOR	AGAINST	ABSTAIN
				6. Approve the Audit and Ethics Committee’s selection of KPMG LLP as an independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for 2011.	☐	☐	☐

The undersigned hereby authorizes the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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THE BRINK’S COMPANY

Proxy Card Solicited on Behalf of the Board of Directors

for Annual Meeting of Shareholders, May 6, 2011

The undersigned hereby appoints Michael T. Dan, Joseph W. Dziedzic and Frank T. Lennon and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink’s Company at the Annual Meeting of Shareholders to be held on May 6, 2011, at 10:00 a.m., Eastern Daylight Time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

(Continued and to be signed on the reverse side)

¢	14475 ¢